Exhibit 10.31

LEASE BY AND BETWEEN

THE REALTY ASSOCIATES FUND VI, L.P.

AND

NITROMED, INC.

at

45-55 Hayden Avenue

Lexington, Massachusetts

Dated

February 23, 2007

The mailing, delivery or negotiation of this Lease shall not be deemed an offer to enter into any transaction or to enter into any relationship, whether on the terms contained herein or on any other terms.  This Lease shall not be binding upon Landlord or Tenant, nor shall Landlord or Tenant have any obligations or liabilities with respect thereto, or with respect to the premises, unless and until Landlord and Tenant have signed counterparts and executed and delivered such counterparts of this Lease to the other party.  Until such execution and delivery of this Lease by Landlord and Tenant, Landlord or Tenant may terminate all negotiation and discussion of the subject matter hereof, without causes and for any reason, without recourse or liability.

TABLE OF CONTENTS

1.	Basic Lease Provisions.

2.	Premises

3.	Term

4.	Rent.

5.	Security Deposit

6.	Permitted Use.

7.	Maintenance, Repairs and Alterations.

8.	Insurance.

9.	Damage or Destruction.

10.	Real and Personal Property Taxes.

11.	Utilities.

12.	Assignment and Subletting.

13.	Default; Remedies.

14.	Landlord’s Right to Cure Default; Payments by Tenant

15.	Condemnation

16.	Vehicle Parking.

17.	Broker’s Fee

18.	Estoppel Certificate.

19.	Financial Information

20.	Landlord’s Liability

21.	Indemnity

22.	Exemption of Landlord from Liability

23.	Hazardous Substances.

i

24.	Intentionally Omitted.

25.	Tenant Improvements

26.	Subordination and Rights of Mortgagees.

27.	Option to Extend

28.	Landlord Reservations

29.	Changes to Property

30.	Intentionally Omitted

31.	Holding Over

32.	Landlord’s Access

33.	Security Measures

34.	Easements

35.	Transportation Management

36.	Severability

37.	Time of Essence

38.	Definition of Additional Rent

39.	Incorporation of Prior Agreements

40.	Amendments

41.	Notices

42.	Waivers

43.	Covenants

44.	Binding Effect; Choice of Law

45.	Attorneys’ Fees

46.	Auctions

47.	Signs

48.	Merger

49.	Quiet Possession

50.	Authority

51.	Conflict

52.	Multiple Parties

53.	Interpretation

54.	Prohibition Against Recording

55.	Relationship of Parties

56.	Rules and Regulations

57.	Right to Lease

58.	Intentionally Omitted

59.	Intentionally Omitted

60.	Attachments

61.	Costs Related to Tenant Requests

62.	Confidentiality

63.	Waiver Of Jury Trial

64.	Access To Premises

INDEX TO DEFINED TERMS

Term	Section
Alterations	7.3(a)
Bankruptcy Code	13.1(e)
Base Rent	1.14
Building	1.3
Changes	29
Comparison Year	4.2(b)
Commencement Date	1.11
Common Areas	2.2
Condemnation	15
Damages	21
Expiration Date	1.13
Extended Term	27
Force Majeure	13.3
Grossed Up Operating Expenses	4.2
HVAC	4.2(c)
Hazardous Substance	23.1
Holder	26.1
Indemnified Matter	21
Indemnified Parties	21
Land	1.4
Landlord	1.1
Mortgage	26.1
Net Worth	12.2
Number of Tenant Parking Spaces	1.19
Operating Expense Base Year	1.18
Operating Expenses	4.2(c)
Option	27
Permitted Use	1.9
Premises	1.2
Property	1.5
Real Estate Broker	1.20
Real Property Taxes	10.2
Rent Commencement Date	1.12
Rentable Area of Building	1.8
Rentable Area of Premises	1.7
Requisition	3.1(c)(2)
Rules	16.1
SNDA	26.2
Security Deposit	1.16
Supplemental Systems	11.5
Tax Base Year	1.18
Tenant	1.1

Tenant Parties	21
Tenant’s Property	9.5
Tenant’s Share	1.17
Term	1.10
Transfer	12.1
Transfer Premium	12.6
Work Letter	3.2

v

LEASE

1.             Basic Lease Provisions.

1.1          Parties:  This Lease, dated as of February     , 2007, made by and between The Realty Associates Fund VI, L.P., a Delaware limited partnership (“Landlord”) and NitroMed, Inc., a Delaware corporation (“Tenant”).

1.2          Premises:  A portion of the third (3rd) floor of the Building, consisting of 19,815 rentable square feet, as shown on Exhibit A attached hereto.

1.3          Building:  Together, the two connected buildings known as and numbered 45-55 Hayden Avenue, Lexington, Massachusetts.

1.4          Land:  The Land upon which the Building is located as it may be enlarged or reduced from time to time.

1.5          Property:  The Land and the Building.

1.6          Intentionally Omitted.

1.7          Rentable Area of Premises: Agreed to be 19,815 square feet.

1.8          Rentable Area of Building: Agreed to be 190,079 square feet.

1.9          Permitted Use:  General office use, subject to the requirements and limitations contained in Section 6.

1.10        Term: The period commencing on the Commencement Date and ending on the Expiration Date.

1.11        Commencement Date: The Commencement Date shall be the earlier of (i) the day immediately following the Substantial Completion Date, or (ii) the first day on which Tenant occupies all or any portion of the Premises for the conduct of Tenant’s business.

1.12        Rent Commencement Date: The Commencement Date.

1.13        Expiration Date: 11:59 p.m., local time, on the day immediately preceding the sixty-sixth (66th) monthly anniversary of the Commencement Date or, if the Commencement Date is not the first day of a calendar month, then the last day of the sixty-sixth (66th) full calendar month following the calendar month in which the Commencement Date occurs.

1.14        Base Rent:  Subject to Section 4.1, the Base Rent is as follows:

RENTAL PERIOD (Months)	ANNUAL BASE RENT	MONTHLY PAYMENT	BASE RENT PER SQUARE FOOT
Lease Months 1-12	$535,005.00	$44,583.75	$27.00
Lease Months 13-24	$544,912.50	$45,409.38	$27.50
Lease Months 25-36	$564,727.50	$47,060.63	$28.50
Lease Months 37-48	$584,542.50	$48,711.88	$29.50
Lease Months 49-60	$594,450.00	$49,537.50	$30.00
Lease Months 61-66	$614,265.00	$51,188.75	$31.00

1.15        Intentionally Omitted

1.16        Security Deposit:  $189,761.65.

1.17        Tenant’s Share: 10.42%

1.18        Tax Base Year:  Fiscal Year 2008.

Operating Expense Base Year:  Calendar Year 2007.

1.19        Number of Tenant Parking Spaces:  Fifty-nine (59) spaces (3 per 1,000 square feet of rentable area), to be used in common and on an unassigned basis.

1.20        Real Estate Broker: Richards Barry Joyce & Partners, LLC

1.21        Attachments to Lease:

Exhibit A — Layout Plan

Exhibit A-1 — Work Letter

Exhibit A-2 — Temporary Premises

Exhibit B — Verification Letter

Exhibit C — Rules and Regulations

Exhibit D — Cleaning Specifications

1.22        Address for Notices:

Landlord:	The Realty Associates Fund VI, L.P.
c/o Jones Lang LaSalle Americas, Inc
55 Hayden Avenue
Lexington, Massachusetts 02421
Telephone No. (781) 778-2563
Fax No. (781) 676-7719
Attention: Property Manager

With a copy to:	TA Associates Realty
28 State Street, 10th Floor
Boston, Massachusetts 02109
Telephone No. (617) 476-2700
Fax No. (617) 476-2799
Attention: Hayden Asset Manager

and:	Stephen T. Langer, Esq.
Langer & McLaughlin, LLP
137 Newbury Street
Boston, MA 02116
Telephone No. (617) 536-9050
Fax No. (617) 536-9040

Tenant:
NitroMed, Inc.
125 Spring Street
Lexington, MA
Attn: James G. Ham, III, Vice President/
Chief Financial Officer
Telephone No. (781) 266-4129
Fax No. (781) 274-8080

With a copy to:	Cynthia B. Keliher, Esq.
McCarter & English, LLP
225 Franklin Street
Boston, Massachusetts 02110
Telephone No. (617) 345-7000
Fax No. (617) 345-7050

2.             Premises

2.1          Lease of Premises.  Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the conditions set forth herein, the Premises, together with certain rights to the Common Areas as hereinafter specified.

2.2          Common Areas-Defined. The term “Common Areas” is defined as all areas and facilities outside the Premises and within the exterior boundary line of the Property that are designated by Landlord from time to time for the general non-exclusive use of Landlord, Tenant and the other tenants of the Property and their respective employees, suppliers, customers and invitees, including, but not limited to, common entrances, lobbies, corridors, stairwells, public restrooms, elevators, parking areas, loading and unloading areas, roadways and sidewalks.  Landlord may also designate other land and improvements outside the boundaries of the Property in which Landlord has rights to be a part of the Common Areas, provided that such other land and improvements have a reasonable and functional relationship to the Property.

3.             Term.

3.1          (a) Term, Commencement Date, Rent Commencement Date and Expiration Date.  The Term, Commencement Date, Rent Commencement Date and Expiration Date of this Lease are as specified in Sections 1.10, 1.11, 1.12 and 1.13, respectively. As used in this Lease, “Lease Year” shall mean each period of one year during the Term commencing on the Commencement Date or on any anniversary thereof, provided that the first Lease Year shall consist of the period between the Commencement Date and the last day of the calendar month in which the Commencement Date occurs and the succeeding twelve full calendar months, and each succeeding Lease Year shall consist of a one-year period (or part thereof with respect to the last Lease Year) commencing on the first day of the calendar month following the calendar month in which the Commencement Date fell.

Tenant shall, within fifteen (15) days after Landlord’s written request, complete and execute the Verification Letter attached hereto as Exhibit B, or propose appropriate modification to accurately reflect the factual state of affairs, and deliver it to Landlord.  Tenant’s failure to execute the Verification Letter or propose such modifications within said fifteen (15) day period shall constitute Tenant’s acknowledgment of the truth of the facts contained in the letter delivered by Landlord to Tenant. However, Landlord’s failure to prepare or deliver a Verification Letter shall have no effect on the Term, Commencement Date, Rent Commencement Date or Expiration Date.

3.2          Preparation of the Premises.

(a)           Attached to this Lease as Exhibit A is a “Layout Plan,” dated December 21, 2006, showing generally the improvements to be made by Landlord to prepare the Premises for Tenant’s occupancy. The Layout Plan attached as Exhibit A has been approved by Tenant.  Landlord will have further plans (the “Plans”) prepared consistent with the Layout Plan, and in accordance with Building standards and otherwise with information provided to Landlord by Tenant. The Plans shall be submitted to Tenant for its approval, which shall not be unreasonably withheld or delayed. Failure by Tenant to disapprove any submission or resubmission of the Plans within five (5) business days after submission or any resubmission shall constitute approval thereof. Any disapproval shall be accompanied by a specific statement of the reasons therefor.

(b)           A work letter (the “Work Letter”) describing the work to be performed by Landlord pursuant to the Plans (“Landlord’s Work”) is attached hereto as Exhibit A-1. Landlord shall undertake Landlord’s Work at Landlord’s sole cost and expense and in accordance with the Work Letter and applicable laws, codes and regulations. Except as specifically set forth in the Work Letter, Landlord’s Work shall not include any furniture, fixtures or equipment for Tenant’s business or any wiring for Tenant’s equipment. Subject to the provisions of Section 3.3(b) below, Landlord shall use commercially reasonable efforts to achieve Substantial Completion on or before the sixtieth (60th) day following the date hereof, but Landlord shall have no liability for failure to do so, and Tenant shall have no claim against Landlord, except for the right to terminate this Lease as provided in Section 3.3(c) below.  The Landlord’s Work shall be deemed Substantially Complete on the first day as of which (i) Landlord’s Work has been completed, including, to the extent applicable, the Substantial Completion Punch List (as hereinafter defined) (as certified in writing by Landlord’s Architect), except for items of work (and, if applicable, adjustment of equipment and fixtures) which can be completed after occupancy has been taken without unreasonable interference with Tenant’s use of the Premises (the “Final Punch List”), and (ii) a certificate of occupancy has been issued by the Town of Lexington for the Premises (or Landlord has obtained other written confirmation from a responsible official of the Town of Lexington that the requirements for such a certificate have been satisfied and that a certificate will issue in the ordinary course), and (iii) the utilities serving the Premises are operational, and (iv) Tenant has been given written notice of the occurrence of the matters described in the foregoing clauses (i), (ii) and (iii). Such date is hereinafter called the “Substantial Completion Date.”  Upon receipt of such notice, Tenant shall be entitled to inspect the Premises with a representative of Landlord or Landlord’s contractor for the purpose of preparing the Final Punch List. Landlord shall complete as soon as conditions permit all Final Punch List items, and Tenant shall afford Landlord access to the Premises for such purposes. Landlord shall use commercially reasonable efforts to complete all Final Punch List items within 45 days after the Substantial Completion Date. In the course of completing either the Substantial Completion Punch List or the Final Punch List in accordance with this Article 3, Landlord shall use commercially reasonable efforts to avoid unreasonable interference with Tenant’s operations in the Premises.

3.3          Condition; Landlord’s Performance                (a) Tenant shall give Landlord written notice, not later than forty-five (45) days after the Substantial Completion Date, of any respects in which Landlord has not performed Landlord’s Work fully, properly and in accordance with the terms of this Lease (except for latent defects and matters that could not be discovered by normal use or a reasonably careful visual inspection). Except as identified in any such notice from Tenant to Landlord, Tenant shall have no right to make any claim that Landlord has failed to perform any of Landlord’s Work fully, properly and in accordance with the terms of this Lease, or to require Landlord to perform any further Landlord’s Work.  Except for Landlord’s Work, the Premises are being leased in their present condition, AS IS, WITHOUT REPRESENTATION OR WARRANTY by Landlord. Tenant acknowledges that it has inspected the Premises and Common Areas and, subject to completion of Landlord’s Work, has found the same satisfactory.

(b) Landlord acknowledges that Tenant has advised Landlord that, due to its existing tenancy conditions, Tenant must vacate its current leased premises on or before March 31, 2007. Notwithstanding anything to the contrary in Section 3.2(b), Landlord will use commercially reasonable efforts (excluding overtime labor or other premium services) to Substantially Complete Landlord’s Work and make the Premises ready for occupancy on or before March 31, 2007, but Landlord makes no commitment that it will be able to do so, and Landlord will have no liability or penalty (except for any delay in the Commencement Date or any offset to a Tenant Delay that may apply in accordance with Section 3.4) if Landlord’s Work is not Substantially Complete and the Premises are not ready for Occupancy by March 31, 2007.  No later than March 9, 2007, authorized representatives from Landlord and Tenant will meet at Landlord’s office in Boston (or at another mutually agreeable location) to review the then status of the Landlord’s Work (the “Status Meeting”), at which time Landlord will identify in writing those items of Landlord’s Work which, despite the use of commercially reasonable efforts, will not be Substantially Complete by March 31, 2007 (collectively, the “Substantial Completion Punch

List”).  Based on the Substantial Completion Punch List, Tenant, no later than March 15, 2007, will identify, in writing, (i) those items (the “Priority Items”) of Landlord’s Work which Tenant requests be completed by March 31, 2007 and (ii) those items of Landlord’s Work which Tenant requests be completed by the Substantial Completion Date. Tenant acknowledges that, due to subcontractor availability, materials availability or other matters beyond the reasonable control of Landlord or its contractor, it is possible that not every Priority Item requested by Tenant can be accommodated. Landlord will review Tenant’s request described in clause (i) and advise Tenant within three (3) business days of (A) the then estimated costs associated with completing such Priority Items by March 31, 2007 (including without limitation the estimated costs of material fabrication or delivery, or the re-sequencing or reallocation of work and/or labor priorities), and (B) if applicable, any Priority Item(s) that Landlord and its contractor do not believe can be accommodated by March 31, 2007. With respect to those Priority Items that can be accommodated, Landlord will (subject to Tenant’s approval of the estimated costs of the Priority Items as set forth above, within two (2) business days after receipt of the notice from Landlord described in the immediately preceding sentence) use overtime labor or use such other premium services as may be appropriate to Substantially Complete such Priority Items  by March 31, 2007, provided that Tenant shall be solely responsible for any and all costs associated therewith.  With respect to those items of Landlord’s Work referred to in the foregoing clause (ii), Landlord shall use commercially reasonable efforts to complete such work by the Substantial Completion Date.  Any overtime labor or premium services costs (including without limitation the cost of expedited material fabrication or delivery, and any costs or delays incurred as a result of re-sequencing work or reallocation of labor priorities) due in accordance with Section 3.3(b)(i) shall be paid by Tenant as additional rent within thirty (30) days after Tenant’s receipt of an itemized bill from Landlord. Tenant acknowledges that requesting that the Landlord’s contractor change priorities to meet the Substantial Completion Punchlist may result in other portions of Landlord’s Work (that would otherwise have been completed) being delayed. Notwithstanding the foregoing, if, for any reason other than a Tenant’s Delay, the Priority Items have not been Substantially Completed by March 31, 2007, then Landlord will provide for Tenant’s temporary use space in the Building (the “Temporary Premises”) from April 1, 2007 until such time as Landlord’s Work is Substantially Complete and the Premises are ready for occupancy. The Temporary Premises will contain approximately 5,690 rentable square feet of space (as shown on Exhibit A-2), and be delivered in their “As Is” condition. Tenant will be responsible for the cost of relocating Tenant’s property, furnishings and equipment from the Temporary Premises to the Premises following the Substantial Completion Date. During such time as Tenant occupies the Temporary Premises, the Temporary Premises shall be deemed to be the Premises for all purposes of this Lease (including without limitation all indemnification and insurance requirements), except that (i) Tenant shall not be required to pay Base Rent for the Temporary Premises, (ii) Tenant’s Share of Operating Expenses and Real Property Taxes shall be based on the square footage of the Temporary Premises during such period and (iii) the Commencement Date shall not be deemed to have occurred solely by virtue of such occupancy.

(c)           Notwithstanding anything to the contrary in this Lease, if the Substantial Completion Date has not occurred by the ninetieth (90th) day after the date hereof (the “Construction Deadline,” which shall be extended for the period of any Tenant’s Delays or Force Majeure), then Tenant shall have the option, as its sole and exclusive remedy at law or in equity, upon notice to Landlord given within ten (10) days after the Construction Deadline (as so extended), to terminate this Lease.  In the event of such termination, this Lease shall be without further force or effect upon the thirtieth (30th) day after the Landlord receives such notice, unless the Substantial Completion Date occurs prior to such thirtieth (30th) day. In the event of such termination, Landlord shall return to Tenant any security deposit or Base Rent that Tenant may have paid to Landlord hereunder, and Landlord shall have no further obligation or liability to Tenant in connection with this Lease or the Premises.

3.4          Tenant’s Delays.

(a)           If a delay shall occur in the Substantial Completion Date, and such delay would not have occurred but for the occurrence of any of the following:

(i)                                     any request by Tenant that Landlord delay the commencement or completion of Landlord’s Work for any reason;

(ii)                                  any change by Tenant in the Layout Plan, or in any other Plans or specifications, after initial approval thereof by Tenant, or any request by Tenant for work that is inconsistent with the Layout Plan as approved, or any request for items or materials not specifically reflected on materials submitted by Tenant to Landlord and agreed to by Landlord prior to the date hereof (including the request by Tenant for so-called “long lead-time” items);

(iii)                               any other act or omission of Tenant or its officers, agents, employees or contractors;

(iv)                              any re-sequencing or any change in labor or materials priorities as a result of a request by Tenant described in Section 3.3(b); or

(v)                                 any reasonably necessary displacement of any of Landlord’s Work from its place in Landlord’s construction schedule resulting from any of the causes for delay referred to in this paragraph (a) and the fitting of such Landlord’s Work back into such schedule;

then Tenant shall, from time to time and within thirty (30) days after demand therefor, pay to Landlord for each day of such delay the amount of Base Rent, Additional Rent and other charges that would have been payable hereunder had the Rent Commencement Date occurred immediately prior to such delay. If any of the circumstances described in clauses (i) through (v) above occur, and Landlord is aware that such occurrence is reasonably likely to result in a delay in the Substantial Completion Date, then Landlord shall so advise Tenant, and shall give Tenant the Landlord’s then good faith estimate of the likely duration of such delay. Such estimate will not be binding on Landlord and shall not limit any subsequent claim of a Tenant’s Delay. Landlord will use reasonable efforts to advise Tenant periodically if circumstances change or if Landlord becomes aware of any change in the estimated duration of any delay described herein. The period of any Tenant’s Delay shall not include any delay attributable solely to the negligent or willful and wrongful act or omission of Landlord, including without limitation Landlord’s disregard of any deadlines set forth in this Lease or any work letter. In the event of any dispute regarding the duration of any Tenant’s Delay, the parties agree that such dispute shall be resolved through arbitration, with a single arbitrator (with opportunity for review, as set forth in such procedures), in accordance with the procedures established by the Real Estate Bar Association for Massachusetts (REBA Dispute Resolution, Inc.).

(b)           If a delay in the Substantial Completion Date, or if any substantial portion of such delay, is the result of Force Majeure, and such Force Majeure delay would not have occurred but for a delay described in paragraph (a), such Force Majeure delay shall be added to the delay described in paragraph (a).

(c)           The delays referred to in paragraphs (a) and (b) are herein referred to collectively and individually as “Tenant’s Delay” or “Tenant Delay.” The Construction Deadline shall be extended one day for each day of Tenant’s Delays.

3.5          Early Access.  At such time as Landlord’s contractor reasonably determines that such access will not interfere with the timely and efficient completion of Landlord’s Work, Tenant shall have access to the Premises (and, if applicable, the Temporary Premises) prior to the Commencement Date solely for the purpose of installation of furniture, equipment, and telephone/data wiring, provided that such access shall be subject to all of the terms and conditions of this Lease, other than the payment of Base Rent or any additional rent or electrical charges. Landlord will in any event afford Tenant’s information systems consultants access to the Premises at least seven (7) days prior to the earlier of (i) March 31, 2007 or (ii) the then-estimated Substantial Completion Date. Subject to the preceding sentence, Tenant’s access shall be subject to reasonable scheduling, and shall in any event be subject to other requirements of Landlord and Landlord’s contractor, and Tenant shall deliver to Landlord certificates of liability, casualty and workmen’s compensation insurance prior to having any such access. Any interference with Landlord’s Work as a result of Tenant’s early access shall constitute a Tenant Delay. Both Landlord’s and Tenants contractors shall use commercially reasonable efforts to accommodate one another’s requirements to complete work in a timely and professional manner.

4.             Rent.

4.1          Base Rent.  Tenant shall pay to Landlord the Base Rent set forth in Section 1.14, without offset or deduction commencing on the Rent Commencement Date and thereafter on the first day of each calendar month. So long as (i) this Lease shall be in full force and effect and (ii) there shall exist no Event of Default on the part of Tenant (nor any event or circumstance which, with the passage of time or the giving of notice, or both, would constitute an Event of Default), Landlord will waive payment of Base Rent (but not Additional Rent, utility charges or any other amounts due or payable hereunder) on 4,815 rentable square feet of Premises Area for the period commencing on the Commencement Date and expiring on the 365th day following the Commencement Date (e.g. Tenant shall only be responsible during such period for Base Rent on 15,000 rentable square feet of Premises Area (19,815 r.s.f. - 4,815 r.s.f. = 15,000 r.s.f. x $27.00/r.s.f./annum = $405,000/year or $33,750/month)). If the Commencement Date is not the first day of a calendar month, the partial month will be added to the first full twelve months of the Term, and Base Rent shall commence on the Commencement Date and shall be payable for the remainder of the partial month at the rate set forth in Section 1.14 for such period.  Base Rent for any period during the term hereof which is for less than one month shall be prorated based upon the actual number of days of the calendar month involved.  Base Rent and all other amounts payable to Landlord hereunder shall be payable to Landlord in lawful money of the United States, and Tenant shall be responsible for delivering said amounts to Landlord at the address stated herein or to such other person or to such other place in the continental United States as Landlord may designate in writing. Landlord and Tenant agree that all amounts due from Tenant under or in respect of this Lease, whether labeled Base Rent, additional rent, additional charges or otherwise, shall be considered as rental reserved under this Lease for all purposes, including without limitation regulations promulgated pursuant to the Bankruptcy Code, and including further without limitation Section 502(b) thereof.

4.2          Operating Expense Increases.  Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant’s Share of the amount by which all Operating Expenses for each Comparison Year exceed the amount of all Operating Expenses for the Operating Expense Base Year.  If less than 95% of the rentable square feet in the Building is occupied by tenants or Landlord is not supplying services to tenants occupying 95% of the rentable square feet of the Building at any time during any calendar year (including the Operating Expense Base Year), Operating Expenses for such calendar year shall be reasonably extrapolated by Landlord to the amount of Operating Expenses that would normally be expected to be incurred had 95% of the Building’s rentable square feet been occupied and had Landlord been supplying services to tenants occupying 95% of the Building’s rentable square feet throughout such calendar year (hereinafter the “Grossed Up Operating Expenses”), and such amount shall be the Operating Expenses for such calendar year. Landlord’s good faith estimate of Grossed Up Operating Expenses shall not be subject to challenge or recalculation by Tenant, except as otherwise set forth in Section 4.2(h).  Tenant’s Share of Operating Expense increases shall be determined in accordance with the following provisions:

(a)           “Tenant’s Share” is defined as the percentage set forth in Section 1.17, which percentage has been determined by dividing the Rentable Area of Premises by the Rentable Area of Building, and multiplying the resulting quotient by one hundred (100). In the event that the Rentable Area of Premises or the Rentable Area of Building changes, Tenant’s Share shall be adjusted in the year the change occurs, and Tenant’s Share for such year shall be determined on the basis of the days during such year that each Tenant’s Share was in effect.

(b)           For purposes of determining Tenant’s Share of Operating Expense increases, “Comparison Year” is defined as each calendar year during the term of this Lease after the Operating Expense Base Year. In the event of any partial Comparison Years during the Term, Tenant’s Share of the Operating Expense increases therefor shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.  For purposes of determining Tenant’s Share of Real Property Tax increases, “Comparison Year” is defined as each tax fiscal year during the term of this Lease after the Tax Base Year. Tenant’s Share of Real Property Tax increases for any partial Comparison Years during the Term shall be prorated according to that portion of such Comparison Year as to which Tenant is responsible for a share of such increase.

(c)           “Operating Expenses” shall mean, except as expressly provided herein, all costs, expenses and fees incurred by Landlord in connection with or attributable to the Property, including but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the Property, or any part thereof, including but not limited to, the following: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, parking areas, loading and unloading areas, trash areas, roadways, sidewalks, stairways, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment (“HVAC”), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the cost of trash disposal, janitorial services and security services and systems; (iii) the cost of all insurance purchased by Landlord pursuant to Section 8 of this Lease, including any deductibles; (iv) the cost of water, sewer, gas, electricity, and other utilities available at the Property and paid by Landlord; (v) the cost of labor, salaries and applicable fringe benefits incurred by Landlord with respect to the Property; (vi) the cost (purchase or rental) of materials, supplies and tools used in operating, managing, maintaining, repairing and/or cleaning the Property; (vii) the cost of reasonable accounting fees, management fees, legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Property plus the cost of any space at the Property occupied by the property manager, provided that if the Property is managed by Landlord or an affiliate of Landlord, the management fee so included in Operating Expenses shall not exceed an amount equal to four percent (4%) of the gross rental receipts of the Property (excluding for this purpose capital expenses, Landlord’s markups and amounts separately reimbursed by tenants); (viii) the cost of replacing, modifying and/or adding improvements or equipment mandated by any law, statute, regulation or directive of any governmental agency and any repairs, disposals or removals necessitated thereby (including, but not limited to, the cost of complying with the Americans With Disabilities Act), so long as the cost is not incurred to cure a violation of such requirement that existed on the date of this Lease; (ix) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (x) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Property; (xi) the cost of all business licenses, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (xii) all costs and expenses associated with or related to the implementation or support by Landlord of any vanpool or other traffic management or transportation demand management or similar program, such as but not limited to the 128 Business Council or LEXPRESS, if and to the extent required by any governmental agency or board, or if Landlord is subsidizing such cost for tenants of the Property; (xiii) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; and (xiv) the cost of any other service provided by Landlord to all tenants of the Building or any cost that is elsewhere stated in this Lease to be an Operating Expense. With respect to the foregoing subparagraphs (i) - (xiv), if any such costs associated therewith relate to other properties of Landlord, such costs shall be allocated by Landlord among the Property and such other properties.

(d)           Operating Expenses shall not include any expenses paid by any tenant directly to third parties, or as to which Landlord is otherwise reimbursed by any third party or by insurance proceeds.  The following costs and expenses shall also be excluded from the definition of “Operation Expenses” for purposes of this Lease:

(i)            Repairs or other work occasioned by fire, windstorm or other casualty to the extent that Landlord is reimbursed by insurance or would have been reimbursed if Landlord had carried insurance specifically required of landlord under Section 8 below (but the amount of any deductible paid shall be included),

(ii)           Leasing commissions, attorneys’ fees, accountant’s fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants, or associated with the enforcement of any leases;

(iii)          Costs (including permit, license and inspection fees) incurred in renovating or otherwise improving or decorating, painting, or redecorating space for new tenants or existing tenants in connection with extensions of the terms of their respective tenancies;

(iv)          Depreciation and amortization on the Building (except that the foregoing shall not limit Landlord’s rights to amortize certain capital expenses as provided in Subsection 4.2(e) below);

(v)           expenses for the repair, maintenance or operation of any parking garage (including without limitation salaries and benefits of attendants, and the cost utilities) to the extent that Landlord receives separately stated income from such parking garage;

(v)           Costs (including the amortization thereof) of any repairs, improvements, alterations, or equipment that would be properly classified as a capital expenditure according to generally accepted accounting principles, except as otherwise expressly included in the definition of “Operating Expenses” under Subsection 4.2(e) below;

(vii)         Costs of services provided free of direct charge to other tenants but not offered free of direct charge to Tenant;

(viii)        Costs incurred to remedy any violation of the terms and conditions of any lease or any governmental law or regulation, which violation existed on the date of this Lease, as determined by written admission, stipulation, final judgment, or arbitration award, except to the extent that such costs reflect costs that would have been incurred by Landlord absent such violation;

(ix)           Overhead and profit increment paid to Landlord or its subsidiaries or affiliates for management or other services on or to the Property or for supplies or other materials, to the extent that the costs of such materials, services, or supplies exceed the costs normally payable for like services, supplies or materials provided by unaffiliated parties on a competitive basis (taking into account the market factors in effect on the date any relevant contracts were negotiated) in comparable office buildings in the greater Route 128/Route 2 office market;

(x)            Principal, interest or other financing charges (including points and fees) on debt secured by any mortgages or deeds of trust;

(xi)           Landlord’s general corporate overhead and general administrative expenses unrelated to the Property;

(xii)          The cost of any work required in order to rectify design and/or construction defects and bring the Building into compliance with building and safety code requirements applicable to the Building at the time of its construction;

(xiii)         Advertising and promotional expenditures for leasing space at the Property;

(xiv)        Costs for purchasing paintings, sculpture, and other objects of “fine art” that would be considered unusually or unreasonably expensive in comparison with that found in other first-class suburban office parks and buildings in the Route 2/Route 128 office market (provided, however, that the cost of customary and reasonable artwork, wall hangings and decorations, and the reasonable costs of installing, protecting, and maintaining any such items of artwork, may be included in “Operating Expenses”);

(xv)         The costs and expenses incurred by Landlord in operating any retail stores, hotels or similar amenities in the Building;

(xvi)        Any compensation paid to clerks, attendants, or to other persons in commercial concessions operated by Landlord;

(xvii)       Rental under any ground lease or underlying lease;

(xviii)      The cost of abating, removing, remediating, or cleaning up any unlawful levels of asbestos or other Hazardous Materials, except that Operating Expenses may include the costs attributable to those actions taken by Landlord to comply with any environmental requirements in connection with the ordinary operation and maintenance of the Property; and

(xix)         Reserves.

(e)           If the cost incurred in making a capital improvement or replacing (as opposed to repairing) any capital equipment is either (i) required to meet the requirements of any applicable laws, codes, ordinances or regulations, or (ii) reasonably deemed by Landlord to be likely to reduce Operating Expenses or to increase the operating efficiency of the Building, consistent with sound property management practices and procedures and, in either case such cost is not fully deductible as an expense in the year incurred in accordance with generally accepted accounting principles, the cost shall be amortized in accordance with generally accepted accounting principles over the useful life of the capital improvement or equipment, as reasonably determined by Landlord, together with a reasonable interest factor on the unamortized cost of such item. In no event shall the expiration or earlier termination of the Term of this Lease shorten the useful life of any such improvement or replacement. Any costs described in clause (i) above shall not include any cost necessary to cure a violation of such laws, codes, ordinances or regulations that existed on the date hereof. The cost of any capital repairs shall also be amortized according to the foregoing provisions.

(f)            Real Property Taxes shall be paid in accordance with Section 10 below and shall not be included in Operating Expenses.

(g)           Tenant’s Share of Operating Expense increases shall be payable by Tenant within twenty (20) days after a reasonably detailed statement of actual expenses is presented to

Tenant by Landlord.  At Landlord’s option, however, Landlord may, from time to time, estimate what Tenant’s Share of Operating Expense increases will, and the same shall be payable by Tenant in monthly installments during each Comparison Year of the Lease Term, on the same day as the Base Rent is due hereunder.  In the event that Tenant pays Landlord’s estimate of Tenant’s Share of Operating Expense increases, Landlord shall use its best efforts to deliver to Tenant within one hundred eighty (180) days after the expiration of each Comparison Year a reasonably detailed statement showing Tenant’s Share of the actual Operating Expense increases incurred during such year.  Landlord’s failure to deliver the statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder.  If Tenant’s payments under this Section 4.2(f) during said Comparison Year exceed Tenant’s Share as indicated on said statement, Tenant shall be entitled to credit the amount of such overpayment against Tenant’s Share of Operating Expense increases next falling due (or refund within thirty (30) days the amount of such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord).  If Tenant’s payments under this Section 4.2(f) during said Comparison Year were less than Tenant’s Share as indicated on said statement, Tenant shall pay to Landlord the amount of the deficiency within thirty (30) days after delivery by Landlord to Tenant of said statement. Landlord agrees that Tenant shall not be responsible to pay any amounts due on account of Operating Expenses that are not billed by Landlord to Tenant within two (2) years after the last day of the Comparison Year in which such Expenses were incurred, or if later, within two (2) years after the date on which any third-party costs are billed to Landlord (including corrections or revisions to billings previously sent to Landlord). Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last Comparison Year for which Tenant is responsible for Operating Expense increases, notwithstanding that the Lease term may have terminated before the end of such Comparison Year; and this provision shall survive the expiration or earlier termination of the Lease.

                                (h)           Provided there then exists no Event of Default on the part of Tenant hereunder, if Tenant shall so request within sixty (60) days after receipt of any statement presented by Landlord hereunder, and upon reasonable advance written notice from Tenant, Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, to review Landlord’s ledger and supporting records relating to Operating Expenses for the Comparison Year in respect of which such statement was prepared for the purpose of verifying any accounting that Landlord is required to give hereunder. Any third party agent retained by Tenant to perform such a review shall have expertise in and familiarity with general industry practice with respect to the operation of and accounting for a first class office building and such agent’s compensation shall in no way be contingent upon or correspond to the financial impact on Tenant resulting from the review. In making any such examination, Tenant agrees, and shall cause its auditors, accountants and any other employees, agents or contractors having access to such information to agree, to keep strictly confidential (i) any and all information contained in such records, and (ii) the circumstances and details pertaining to such examination, including without limitation the nature of any dispute in respect of Operating Expenses and the nature or details of any settlement thereof; and Tenant will confirm and cause its auditors, accountants, employees, agents and contractors to confirm such agreement in writing, if so requested by Landlord, prior to such examination. Landlord’s accounting shall be binding and conclusive upon Tenant unless, (i) Tenant has within such 60-day period, advised Landlord of Tenant’s desire to review Landlord’s records, and (ii) within thirty (30) days after completion of such review, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such accounting, specifying the particular respects in which the accounting is claimed to be incorrect. If such dispute has not been resolved by agreement within thirty (30) days after Tenant’s notice of such dispute, then Tenant may, within ten (10) days after the expiration of such 30-day period, submit the matter to arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except that there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a certified property manager in buildings similar to the Building and in the same general location and market, and who has not at any time been employed by either party hereto or any affiliate of either party. Such arbitrator shall be reasonably agreed upon by Landlord and Tenant, in good faith, upon receipt of Tenant’s submission, and the fees of such arbitrator shall be paid by Tenant (subject to reimbursement as provided below). If the parties are unable within ten (10) business days to agree on an acceptable arbitrator, either party may request that the then president of the Real Estate Finance Association of the Greater Boston Real Estate Board designate an arbitrator meeting the qualifications herein. If Tenant shall fail to submit the matter to arbitration within such 10-day period, then the accounting shall be conclusively deemed to be correct. Pending resolution by agreement or arbitration, and as a condition to Tenant’s rights hereunder, Tenant shall continue to make any payments claimed by Landlord to be due on account of Operating Expenses, such payment to be without prejudice to Tenant’s position. Any decision by an arbitrator shall be final and binding on the parties. If the dispute shall be resolved in Tenant’s favor, Landlord shall forthwith credit the amount overpaid by Tenant against amounts subsequently coming due on account of Operating Expenses (or refund within thirty (30) days the amount of such overpayment if the Term of this Lease has ended and Tenant has no further obligation to Landlord), and Landlord shall reimburse Tenant for the actual out-of-pocket third party costs incurred by Tenant in connection with such arbitrator. If the arbitrator shall determine that Tenant was overcharged Operating Expenses by more than five percent (5%), Landlord shall reimburse Tenant for the actual out-of-pocket third party costs reasonably paid by Tenant in connection with such review.

(i)            The computation of Tenant’s Share of Operating Expense increases is intended to provide a formula for the sharing of costs by Landlord and Tenant and will not necessarily result in the reimbursement to Landlord of the exact costs it has incurred.

5.             Security Deposit.  (a)  Tenant shall deliver to Landlord at the time of execution of this Lease by Tenant the security deposit set forth in Section 1.16 as security for Tenant’s faithful performance of Tenant’s obligations hereunder. If Tenant fails to pay Base Rent or other charges due hereunder, and such failure continues beyond the expiration of applicable notice and grace periods, or otherwise defaults with respect to any provision of this Lease, which default continues beyond the expiration of applicable notice and grace periods, Landlord may (but shall have no obligation to) use all or any portion of said deposit for the payment of any Base Rent or other charge due hereunder, to pay any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby.  Provided that (i) Tenant has properly elected to exercise its option to extend the Term of this Lease for the Extended Term as provided in Section 27, and as of the first day of the Extended there exists no Event of Default on the part of Tenant under this Lease (nor any event or circumstance which, with the giving of notice or the passage of time, would constitute an Event of Default) and this Lease is then in full force and effect, then Tenant shall be entitled to reduce the face amount of the security deposit (or the letter of credit referred to below) as of the first day of the Extended Term to an amount equal to two (2) months’ Base Rent (at the rate in effect for the first year of the Extended Term), and (unless the Landlord has then elected to keep the security deposit in the form of cash) Landlord shall accept a substitute letter of credit for such reduced amounts or an endorsement to the then existing letter of credit. If Landlord so uses or applies all or any portion of the security deposit hereunder, Tenant shall within twenty (20) days after written demand therefor deposit cash with Landlord in an amount sufficient to restore said deposit to its full amount. Landlord shall not be required to keep said security deposit separate from its general accounts. If Tenant performs all of Tenant’s obligations hereunder, said deposit, or so much thereof as shall not then have been applied by Landlord, shall be returned, without payment of interest or other amount for its use, to Tenant (or, at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) within a reasonable time after the expiration of the Term hereof, and after Tenant has vacated and delivered the Premises as required hereunder. Landlord may retain an amount reasonably calculated to be sufficient to pay any final amount of Taxes or Operating Expenses for the Comparison Year in which the Term ends, provided that the amount so retained shall not exceed 107% of the Tenant’s actual share of Taxes and Operating Expenses for the immediately prior Comparison Year. No trust relationship is created herein between Landlord and Tenant with respect to said security deposit. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of or limit on Landlord’s damages in the event of Tenant’s default. Any application of the security deposit by Landlord shall be without prejudice to any other right or remedy. If Landlord conveys Landlord’s interest under this Lease, the security deposit, or any part thereof not previously applied, may be turned over by Landlord to Landlord’s grantee, and, if so turned over, Tenant agrees to look solely to such grantee for proper application of the security deposit in accordance with the terms of this Section 5, and the return thereof in accordance herewith. The holder of a mortgage shall not be responsible to Tenant for the return or application of any such deposit, whether or not it succeeds to the position of Landlord hereunder, unless such deposit shall have been received in hand by such holder. Tenant hereby waives the provisions of any law which is inconsistent with this Section 5.

(b)           Landlord and Tenant agree that, instead of a cash security deposit, Tenant will satisfy the security deposit requirement under this Lease by delivering to Landlord, upon execution of this Lease by Tenant, a clean irrevocable standby letter of credit in favor of Landlord in the amount of the security deposit referred to in Section 1.16.  Any such letter of credit shall be drawn on a Massachusetts or New York bank having offices in Boston, Massachusetts reasonably approved by Landlord from time to time, and shall be in form and substance reasonably acceptable to Landlord.  In the event of a material adverse change in the financial position of any bank which has issued a letter of credit hereunder, Landlord reserves the right, on any scheduled expiration or renewal date of any such letter (or immediately, in the event that Landlord reasonably determines that the condition of the issuing bank is in imminent danger of insolvency), to request that Tenant change the issuing bank to another bank reasonably approved by Landlord. Regardless of whether Landlord shall have previously requested that Tenant change issuing banks, if the bank on which the original letter of credit or any replacement letter is drawn is declared insolvent or placed into conservatorship or receivership, Tenant shall, within 20 days thereafter, replace the then-outstanding letter of credit with a like letter of credit from another bank acceptable to Landlord. In the event of a reduction in the required amount of the security deposit pursuant to paragraph (a) hereof, Tenant shall obtain and deliver to Landlord (at Tenant’s expense) an endorsement to the then-existing letter of credit reflecting such reduction in amount or a substitution thereof. The letter of credit shall in all events be assignable by Landlord to any successor without cost or charge to Landlord.

(c)           The letter of credit shall contain a so-called “Evergreen” clause, whereby the issuing bank agrees to automatically extend the term of the letter of credit from year to year throughout the Initial Term and any Extended Term, with a final expiry date no sooner than thirty (30) days beyond the Initial Term (or any Extended Term, as the case may be) unless, not less than sixty (60) days prior to the date on which the letter would expire absent such extension, the issuing bank gives written notice to Landlord, by commercial overnight delivery or by certified or registered mail, of non-extension.  In the event of notice from the issuing bank of non-extension, Tenant shall, not later than twenty (20) business days prior to the date on which the outstanding letter shall expire without extension, obtain a replacement letter of credit from a Massachusetts or New York bank reasonably acceptable to Landlord, under all of the terms and conditions set forth above.  Upon the occurrence of any failure or default on the part of Tenant hereunder, Landlord may at its election draw all or a portion of the letter of credit, and within twenty (20) days Tenant shall cause the issuing bank to replenish the letter of credit to the original full amount.  Upon the failure of Tenant to replace any such letter at least twenty (20) days prior to its expiration or to replenish any funds as herein required, and upon written certification thereof by Landlord to the issuing bank, Landlord may at its election draw the full amount or any part thereof, and either (x) hold, use and apply the proceeds thereof as if such proceeds were originally deposited with Landlord in cash under this Section, or (y) use such proceeds (or any excess proceeds after application) to obtain from another bank a replacement letter of credit, and the cost of such replacement shall be deducted from the available balance and reimbursed by Tenant. Tenant hereby agrees, if so requested by Landlord, to enter into a letter of credit agreement with the bank so designated by Landlord, failing which Landlord may do so in Tenant’s name and behalf.  The order in which Landlord applies the proceeds of the cash security deposit and the proceeds of the letter of credit shall be determined by Landlord from time to time in its sole discretion.

(d)           From and after the time at which Landlord shall have drawn all or any portion of the proceeds of such a letter of credit, Landlord shall have the right from time to time without prejudice to any other remedy Landlord may have on account thereof, to apply such proceeds, or any part thereof, to Landlord’s damages arising from any then existing or subsequently occurring default by Tenant hereunder.  While Landlord holds any unapplied proceeds, Landlord may commingle the same as hereinabove provided, and shall not be required to pay interest thereon.  There then existing no Event of Default by Tenant hereunder (nor any event or circumstance which, with the giving of notice or the passage of time, or both, would constitute an Event of Default), at the expiration of the Term of this Lease and delivery of the Premises to Landlord in accordance herewith and payment of all amounts then due and coming due, Landlord shall return to Tenant the proceeds thereof (or, if not drawn upon, any letter of credit), or so much thereof as shall not have theretofore been applied or returned in accordance with the terms of this Section, within a reasonable time after the expiration of the Term hereof, and after Tenant has vacated and delivered the Premises as required hereunder. Landlord may retain an amount (to be in the form of a letter of credit or cash, at Tenant’s election) reasonably calculated by Landlord (taking into account information then available for prior years) to be sufficient to pay any final amount of Taxes or Operating Expenses for the Comparison Year in

which the Term ends, provided that the amount so retained shall not exceed 107% of the Tenant’s actual share of Taxes and Operating Expenses for the immediately prior Comparison Year.  If Landlord conveys Landlord’s interest under this Lease, the proceeds (or, if not drawn upon, any letter of credit), or any part thereof not previously applied, may be turned over or endorsed by Landlord to Landlord’s grantee, and, if actually turned over, Tenant agrees to look solely to such grantee for proper application of the proceeds in accordance with the terms of this Section, and the return thereof in accordance herewith.  The holder of a mortgage shall not be responsible to Tenant for the return of any letter of credit or application of any such proceeds, whether or not it succeeds to the position of Landlord hereunder, unless such proceeds or letter of credit shall have actually been received by such holder.

6.             Permitted Use.

                6.1          Permitted Use.  The Premises shall be used and occupied only for the Permitted Use set forth in Section 1.9 and for no other purpose.  If Section 1.9 gives Tenant the right to use the Premises for general office use, by way of example and not limitation, general office use shall not include medical or dental office use or any similar use, offices of a governmental agency or authority, clinic or laboratory use, classroom use, or any other use not characterized by applicable zoning and land use restrictions as general office use, or any use which would require Landlord or Tenant to obtain a conditional use permit, special permit or variance from any federal, state or local authority. Notwithstanding any Permitted Use set forth in Section 1.9, Tenant shall not use the Premises for any purpose that would violate the Building’s certificate of occupancy, any conditional use permit, special permit or variance applicable to the Property or violate any covenants, conditions or other restrictions applicable to the Building or the Property.  No exclusive use has been granted to Tenant hereunder.

                6.2          Compliance with Law.  Except as otherwise set forth below, Tenant shall, at Tenant’s sole expense, promptly comply with all applicable laws and ordinances, governmental rules, regulations, and orders, certificates of occupancy, conditional use or other permits, variances, covenants and restrictions of record, the reasonable recommendations of Landlord’s engineers or other consultants, and all requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing, during the Term or any part of the Term hereof, relating in any manner to the Premises and the occupation and use by Tenant of the Premises (i.e., a use giving rise to legal or other requirements other than those applicable to commercial business offices generally).  Except as otherwise set forth below, Tenant shall, at Tenant’s sole expense, comply with those requirements of the Americans With Disabilities Act that relate to the Premises or to Tenant’s specific use of the Premises (or that apply by reason of any work performed in the Premises by Tenant or the special needs of any employee, agent, contractor or invitee of Tenant), and with all federal, state and local laws and regulations governing occupational safety and health.  Tenant shall conduct its business and use the Premises in a lawful manner and shall not use or permit the use of the Premises or the Common Areas in any manner that will tend to create waste or a nuisance or shall tend to disturb other occupants of the Building.  Tenant shall obtain, at its sole expense, any permit or other governmental authorization required to operate its business from the Premises. Landlord shall not be liable for the failure of any other tenant or person to abide by the requirements of this Section 6 or to otherwise comply with applicable laws and regulations and, to the extent permitted by law,

Tenant shall not be excused from the performance of its obligations under this Lease due to such a failure. Notwithstanding any of the foregoing to the contrary, Tenant shall not be required to make any alterations, modifications, renovations, additions or improvements to the Premises that are mandated by such laws, regulations or insurance requirements for all buildings of the nature of the Building generally, except to the extent that such requirements would not have been applicable (or that such work would not have been required) but for any act, omission of, or special requirements of, Tenant or its agents, employees, contractors or invitees as aforesaid. Such alterations, modifications, renovations, additions or improvements shall be Landlord’s responsibility at Landlord’s cost and expense (provided that the same may be included in Operating Expenses). Furthermore, Landlord shall be responsible for the cost of correcting or changing any system or structural element of the Property, including the Premises, the need for which arises solely from a violation of any governmental law or regulation, if such violation existed on the date of this Lease, as determined by written admission, stipulation, final judgment, or arbitration award.

                6.3          Condition of Premises. Tenant hereby accepts the Premises and the Building in their condition existing as of the date this Lease is executed by Landlord and Tenant, subject to all applicable federal, state and local laws, ordinances, regulations and permits governing the use of the Premises, the Building’s certificate of occupancy, any applicable permits, approvals or variances, and any easements, covenants or restrictions affecting the use of the Premises or the Property.  Tenant acknowledges that it has satisfied itself by its own independent investigation that the Premises and the Property are suitable for its intended use, and that neither Landlord nor Landlord’s agents has made any representation or warranty as to the present or future suitability of the Premises, or the Building or the Property for the conduct of Tenant’s business.

7.             Maintenance, Repairs and Alterations.

                7.1          Landlord’s Obligations.  (a)  Landlord shall keep the Building and Common Areas (including the parking areas, walkways, driveways, landscaping and exterior lighting, structures, floors, subfloors, slabs, glass, ceilings, common or party walls, as well as the roof and exterior of the Building, and the plumbing, heating, lighting and other building standard electrical equipment, ventilating equipment, air conditioning equipment, and the elevators or escalators and life safety systems, but excluding the interior of the Premises and space leased to other occupants of the Building) in good condition and repair.  If Tenant becomes aware that plumbing, pipes, electrical wiring, or HVAC ducts or vents within the Premises (that are not part of any separate system or equipment installed by or for Tenant) are in need of repair, Tenant shall notify Landlord promptly upon becoming aware of the same, and Landlord shall cause the repairs to be completed within a reasonable time and the cost thereof shall be included in Operating Expenses.  Except as provided in Section 9.3, there shall be no abatement of rent or liability to Tenant on account of any injury or interference with Tenant’s business with respect to any improvements, alterations or repairs made by Landlord to the Property or any part thereof. To the extent permitted by law, and except as expressly provided in paragraph (b) below, Tenant expressly waives the benefits of any statute now or hereafter in effect which would otherwise afford Tenant the right to make repairs at Landlord’s expense or to terminate this Lease because of Landlord’s failure to keep the Property in good order, condition and repair.  Landlord shall never be liable for any failure to make repairs which Landlord has undertaken to make under the provisions of this Section 7.1 or elsewhere in this Lease, unless Tenant has given notice to

Landlord of the need to make such repairs, and Landlord has failed to commence to make such repairs within thirty (30) days after receipt of such notice (provided that, in the case of any failure posing an imminent threat to Tenant’s property or to the safety of occupants, Tenant shall so advise Landlord and such 30-day period will be shortened to that which is commercially reasonable under the particular circumstances), or fails thereafter to proceed with reasonable diligence to complete such repairs.

(b)  If (i) Landlord fails to make any repair to the Premises after receipt of notice of the need therefor and within the time period described in paragraph (a) above, and (ii) as a result of such failure there is interference with Tenant’s ability to use the Premises for the reasonable conduct of Tenant’s business, and (iii) such failure to repair involves only an area within the Premises and does not involve the structure of the Building or any of the electrical, mechanical or plumbing systems in the Building that serve areas other than the Premises, then Tenant may give Landlord a second notice of such failure and stating that Tenant intends to cure such failure. A copy of such notice shall be delivered to Landlord’s managing agent (in addition to any other parties required hereunder), and the envelope in which any such notice or copy is delivered shall be marked in prominent lettering “NOTICE OF FAILURE — IMMEDIATE RESPONSE REQUIRED.” If Landlord shall fail to advise Tenant within five (5) additional business days after receipt of such notice that Landlord has commenced to restore such services or utilities, then Tenant may (as its sole remedy) commence and thereafter diligently pursue the same to completion (provided that, in the case of any failure posing an imminent threat to Tenant’s property or to the safety of occupants, Tenant shall so advise Landlord and Tenant shall not be required to wait for such additional 5-day period before commencing repairs). Tenant shall undertake any such work using qualified contractors and suppliers, and in complete accordance with all applicable laws, codes and ordinances. Once Tenant commences such restoration, Tenant shall not discontinue or abandon the same without Landlord’s consent, which shall not be unreasonably withheld. Landlord shall reimburse Tenant for the actual and reasonable out-of-pocket cost to Tenant of completing such restoration, within thirty (30) days after receipt from Tenant of invoices evidencing the same. Tenant shall in no event have the right to deduct or offset any such amounts from payments of rent, additional rent or any other amount payable by Tenant under this Lease.

7.2          Tenant’s Obligations.

(a)           Subject to Landlord’s maintenance and repair obligations set forth in Section 7.1, and to the requirements of Section 7.3, Tenant shall be responsible for keeping the Premises in good condition and repair, at Tenant’s sole expense.  By way of example, and not limitation, Tenant shall be responsible, at Tenant’s sole expense, for repairing and/or replacing carpet, marble, tile or other flooring, paint, wall coverings, corridor and interior doors and door hardware, telephone and computer equipment, interior glass, window treatments, ceiling tiles, shelving, cabinets, millwork and other tenant improvements made by or for Tenant.  In addition, Tenant shall be responsible for the installation, maintenance and repair of all of Tenant’s required telephone, computer, and related cabling from the telephone terminal room on the floor on which the Premises is located to and throughout the Premises, and Tenant shall be responsible for any loss, cost, damage, liability and expense (including without limitation reasonable attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of such cabling.  If Tenant fails to keep the Premises in good condition and repair, Landlord may, but shall not be obligated to, make any necessary repairs.  If Landlord makes such repairs, Landlord may bill Tenant for the cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within thirty (30) days after receipt of Landlord’s invoice therefor.

(b)           On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises, together with any Alterations made by Tenant in accordance with this Lease and which Tenant is not obligated to remove pursuant to Section 7.3, to Landlord in the condition in which Tenant is required to keep the Premises pursuant to Section 7.2(a), ordinary wear and tear and damage by fire or other casualty excepted, clean and free of debris and Tenant’s personal property.  Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s personal property, trade fixtures, furnishings and equipment and any Alterations that Landlord requires Tenant to remove pursuant to Section 7.3.  Unless Landlord otherwise requires pursuant to Section 7.3, Tenant shall leave the electrical distribution systems, plumbing systems, lighting fixtures, HVAC ducts and vents, window treatments, wall coverings, carpets and other floor coverings, doors and door hardware, millwork, ceilings and other tenant improvements at the Premises and in good condition, ordinary wear and tear and damage by casualty excepted. The parties hereby acknowledge and agree that, except with respect to specialty items or features such as extensive glazed partitions, Tenant shall not be obligated to remove any portion of the Landlord’s Work from Premises upon the expiration or earlier termination of the Lease. Notwithstanding the foregoing, Tenant shall not pull or otherwise remove any computer network cabling, telephone cabling or similar items which Tenant has installed in the Premises, without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  In the event of any such removal, Tenant shall repair any damage to the Premises occasioned thereby.

7.3          Alterations and Additions.

(a)           Except as provided herein, Tenant shall not, without Landlord’s prior written consent, make any alterations, improvements, additions, utility installations or repairs (hereinafter collectively referred to as “Alterations”) in, on or about the Premises or the Property.  Alterations shall include, but shall not be limited to, the installation or alteration of security or fire protection systems, communication systems, millwork, shelving, file retrieval or storage systems, carpeting or other floor covering, window and wall coverings, electrical distribution systems, lighting fixtures, telephone or computer system wiring, HVAC and plumbing. Landlord agrees that its consent shall not be unreasonably withheld, conditioned or delayed as to non-structural Alterations proposed by Tenant that do not affect the electrical, mechanical or plumbing systems of the Building or the Premises. As to Alterations for which Landlord’s consent is given hereunder, if Tenant so requests at the time of its request for consent, Landlord shall, at the time of giving such consent, advise Tenant as to whether Landlord will require the removal of such Alterations and the restoration of the Premises and the Building to their prior condition at the expiration or earlier termination of this Lease, such removal and restoration to be at Tenant’s expense. As to any other Alterations, at the expiration of the Term, Landlord may require the removal of any Alterations installed by Tenant and the restoration of the Premises and the Building to their prior condition, at Tenant’s expense.  If, as a result of any Alteration made by Tenant, Landlord is obligated to comply with the Americans With Disabilities Act or any other law or regulation and such compliance requires Landlord to make any improvement or alteration to any portion of the Building, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any Alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.  With respect to any Alterations for which Landlord’s approval is required, Tenant shall reimburse Landlord for the actual and reasonable overhead and other costs it incurs in reviewing the plans for the Alterations and in monitoring the construction of the Alterations.  Should Landlord permit Tenant to make such Alterations, Tenant shall use only such contractor as has been expressly approved by Landlord, which approval shall not be unreasonably withheld, and with respect to any Alterations (or any group or series of related alterations comprising one project) costing twenty-five thousand dollars ($25,000) or more, Landlord may require Tenant to provide to Landlord, at Tenant’s sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of such Alterations, to insure Landlord against any liability for mechanic’s and materialmen’s liens and to insure completion of the work.  Should Tenant make any Alterations without the prior approval of Landlord, or use a contractor not expressly approved by Landlord, Landlord may, at any time during the term of this Lease, require that Tenant remove all or part of the Alterations and return the Premises to the condition it was in prior to the making of the Alterations.  In the event Tenant makes any Alterations, Tenant agrees to obtain or cause its contractor to obtain, prior to the commencement of any work, “builder’s all risk” insurance in an amount reasonably approved by Landlord and workers compensation insurance.

(b)           Any request for Landlord’s consent to Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications which are sufficiently detailed to obtain a building permit (if and to the extent necessary in light of the Alterations being proposed).  If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit (if necessary) and any other licenses, permits, approvals or authorizations required therefor from the applicable governmental agencies, furnishing copies thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permits, licenses, approvals and authorizations in a prompt and expeditious manner. Tenant shall provide Landlord with as-built plans and specifications for any Alterations made to the Premises.

(c)           Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises or the Building, or any interest therein.  If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord in an amount equal to not less than one and one half (1½) times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim.  Such bond shall be sufficient in form and amount to free the Property from the effect of such lien.  In addition, Landlord may require Tenant to pay Landlord’s reasonable attorneys’ fees and costs in participating in such action.

(d)           Tenant shall give Landlord not less than ten (10) days’ advance written notice prior to the commencement of any work in the Premises by Tenant, and Landlord shall have the right to post notices of non-responsibility in or on the Premises or the Property.

(e)           All Alterations (whether or not such Alterations constitute trade fixtures of Tenant) which may be made to the Premises by Tenant shall be paid for by Tenant, at Tenant’s sole expense, and shall be made and done in a good and workmanlike manner and with new materials reasonably satisfactory to Landlord, and such Alterations shall be the property of Landlord and remain upon and be surrendered with the Premises at the expiration of the Lease Term, unless Landlord requires their removal pursuant to Section 7.3(a). Tenant’s personal property and equipment, other than that which is affixed to the Premises so that it cannot be removed without material damage to the Premises or the Property, shall remain the property of Tenant and may be removed by Tenant subject to the provisions of Section 7.2(b).

                7.4          Failure of Tenant to Remove Property.  If this Lease expires or is otherwise terminated, and Tenant fails to remove its property as required by Section 7.2(b), in addition to any other remedies available to Landlord under this Lease, and subject to any other right or remedy Landlord may have under applicable law, Landlord may remove any property of Tenant from the Premises and store the same elsewhere at the expense and risk of Tenant. If such property is not claimed within thirty (30) days, Landlord may at its option dispose of the same in any manner Landlord in its sole discretion deems appropriate. All of Landlord’s costs and expenses of removal and storage (and other amounts owed by Tenant to Landlord) shall be paid by Tenant within thirty (30) days after Tenant’s receipt of an invoice therefor, and any proceeds realized by Landlord may be applied to Landlord’s costs and expenses and other amounts owed by Tenant to Landlord.

8.             Insurance.

8.1          Insurance-Tenant.

(a)           Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages reasonably acceptable to Landlord, which shall without limitation protect Tenant and Landlord, any lender of Landlord and such other persons as Landlord may reasonably request as additional insureds, against claims for bodily injury, personal injury and property damage based upon, involving or arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto. Such insurance shall be on an occurrence basis providing single limit coverage in an amount not less than $2,000,000 per occurrence with an “Additional Insured-Managers and Landlords of Premises Endorsement” and contain the “Amendment of the Pollution Exclusion” for damage caused by heat, smoke or fumes from a hostile fire.  The policy shall not contain any intra-insured exclusions as between insured persons or organizations, but shall include coverage for liability assumed under this Lease (as the same may be amended or modified from time to time) as an “insured contract.”

(b)           Tenant shall obtain and keep in force during the term of this Lease “special form” property insurance with coverages acceptable to Landlord, in Landlord’s sole discretion. Said insurance shall be written on a one hundred percent (100%) replacement cost basis on Tenant’s personal property, all tenant improvements installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property.  Such policies shall provide protection against any peril included within the classification “fire and extended coverage,” or “special form coverage” against vandalism and malicious mischief, theft, sprinkler leakage, earthquake damage and flood damage.  If this Lease is terminated as the result of a casualty in accordance with Section 9, the proceeds of said insurance attributable to the replacement of all tenant improvements at the Premises shall be paid to Landlord.

(c)           Tenant shall, at all times during the term hereof, maintain in effect workers’ compensation insurance as required by applicable law and business interruption and extra expense insurance satisfactory to Landlord.

(d)           From time to time, upon not less than thirty (30) days prior written notice to Tenant, Landlord may require Tenant to carry such additional insurance or higher coverage amounts as landlords of comparable buildings in the geographical area of the Property are requiring of their tenants.

(e)           Tenant shall have the right to provide its required insurance coverage pursuant to blanket policies obtained by the Tenant.

8.2          Insurance-Landlord.

(c)           Landlord shall obtain and keep in force a policy of general liability insurance providing coverage to Landlord with respect to liability arising out of the ownership, operation and management of the Property.

(d)           Landlord shall also obtain and keep in force during the Term of this Lease a commercially reasonable policy or policies of insurance covering loss or damage to the Property (excluding any alterations or improvements made by Tenant).  The terms and conditions of said policies and the perils and risks covered thereby shall be determined by Landlord, from time to time, in Landlord’s sole discretion.  In addition, at Landlord’s option, Landlord shall obtain and keep in force, during the term of this Lease, a policy of rental interruption insurance, with loss payable to Landlord, which insurance shall, at Landlord’s option, also cover all Operating Expenses.  At Landlord’s option, Landlord may obtain insurance coverages and/or bonds related to the operation of the parking areas. In addition, Landlord shall have the right to obtain such additional insurance as is customarily carried by prudent and sophisticated owners or operators of other comparable office buildings in the geographical area of the Property.  Tenant will not be named as an additional insured in any insurance policies carried by Landlord and shall have no right to any proceeds therefrom.  The policies purchased by Landlord shall contain such deductibles as Landlord may reasonably determine.  In addition to amounts payable by Tenant in accordance with Section 4.2, Tenant shall pay any increase in the property insurance premiums for the Property over what was payable immediately prior to the increase to the extent the increase is specified by Landlord’s insurance carrier as being caused by the nature of Tenant’s occupancy or any act or omission of Tenant.

8.3          Insurance Policies.  Tenant shall deliver to Landlord certificates evidencing the issuance and validity of the insurance policies required under Section 8.1 not later than fifteen (15) days prior to the Commencement Date of this Lease, and Landlord shall have the right, upon request, to receive the actual policies in order to verify that the terms and conditions of said policies conform to the requirements hereof.  Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days prior written notice to Landlord.  Tenant shall, at least thirty (30) days prior to the expiration of such policies, furnish Landlord with certificates evidencing renewal thereof.  Tenant’s insurance policies shall be issued by insurance companies authorized to do business in the state in which the Property is located, and said companies shall maintain during the policy term a “General Policyholder’s Rating” of at least A-X (or such other rating as may be required by any lender having a lien on the Property) as set forth in the most recent edition of “Best Insurance Reports.”  All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord, whose insurance shall be considered excess insurance only.  Landlord, and at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Building and any person or entity managing the Building on behalf of Landlord, shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by Section 8.1 above.  Tenant’s insurance policies shall not include deductibles in excess of Five Thousand Dollars ($5,000).

8.4          Waiver of Claims and Subrogation.  Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of, the Property.  Landlord’s waiver shall not relieve Tenant from liability under Section 21 below except to the extent Landlord’s insurance company actually satisfies Tenant’s obligations under Section 21 in accordance with the requirements of Section 21. Tenant waives any and all rights of recovery against Landlord, Landlord’s employees, agents and contractors for liability or damages if such liability or damage is covered by Tenant’s insurance policies then in force or the insurance policies Tenant is required to obtain by Section 8.1 (whether or not the insurance Tenant is required to obtain by Section 8.1 is then in force and effect), whichever is broader. Tenant’s waiver shall not relieve Landlord from liability under Section 21 below except to the extent Tenant’s insurance company actually pays or reimburses Tenant for Tenant’s loss. Each party shall cause the insurance policies it obtains in accordance with this Section 8 to provide that the insurance company consents to the foregoing waivers by the parties and that it waives all right of recovery by subrogation against the other party in connection with any liability or damage covered by any policy or policies covering the insured party.

8.5          Coverage.  Landlord makes no representation to Tenant that the limits or forms of coverage specified above or approved by Landlord are adequate to insure Tenant’s property or Tenant’s obligations under this Lease, and the limits of any insurance carried by Tenant shall not limit Tenant’s obligations or liability under any indemnity provision included in this Lease or under any other provision of this Lease.

9.             Damage or Destruction.

9.1          Effect of Damage or Destruction.   (a) If all or part of the Building is damaged by fire, earthquake, flood, explosion, the elements, riot, the release or existence of Hazardous Substances (as defined below) or by any other cause whatsoever (hereinafter collectively referred to as “damages”), but the damages are not material (as defined in Section 9.2 below), Landlord shall promptly and diligently pursue appropriate insurance claims and settlements, and following receipt of proceeds from appropriate insurance policies, Landlord shall diligently commence and complete repair of the damage to the Building within a commercially reasonable time, and this Lease shall remain in full force and effect. If all or part of the Building is destroyed or materially damaged (as defined in Section 9.2 below), Landlord shall have the right, in its sole and complete discretion, to repair or to rebuild the Building or to terminate this Lease. Landlord shall within sixty (60) days after the occurrence of such material damage or destruction notify Tenant (a “Landlord Election Notice”) in writing of Landlord’s intention to repair or to rebuild or to terminate this Lease.  Except for the rent abatement referred to in Section 7.3, Tenant shall in no event be entitled to compensation or damages on account of annoyance or inconvenience in making any repairs, or on account of construction, or on account of Landlord’s election to terminate this Lease.

(b)           Notwithstanding the foregoing, if the Premises are destroyed or materially damaged as aforesaid and Landlord in good faith determines that the Premises cannot be rebuilt or repaired within two hundred seventy (270) days from the time that repair work would commence, without payment of overtime or other premiums, and such damage will render the entire Premises Untenantable during said two hundred seventy (270) day period, Landlord shall in the Landlord’s Election Notice advise Tenant thereof, and Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, such termination to be effective upon written notice to Landlord. If Landlord does not give a Landlord’s Election Notice within the 60-day period referred to in paragraph (a) above, then Tenant may give Landlord a notice of such failure, which shall clearly state that failure to give the Landlord’s Election Notice may result in a termination of this Lease.. A copy of such notice from Tenant shall be delivered to Landlord’s managing agent (in addition to any other parties required hereunder), and the envelope in which any such notice or copy is delivered shall be marked in prominent lettering “NOTICE OF FAILURE — IMMEDIATE RESPONSE REQUIRED.” If the Landlord does not give a Landlord’s Election Notice within ten (10) days after the receipt of Tenant’s notice, then Tenant shall thereafter have a period of fifteen (15) days within which Tenant may elect to terminate this Lease, such termination to be effective upon written notice to Landlord.  As used in this Article 9, the term “Premises” shall mean the Premises itself and such portions of the common areas and facilities of the Building as are necessary to provide reasonably safe access to the Premises and to provide those building services, such as parking facilities, utilities, elevator and HVAC service, that Landlord is required to provide hereunder. In addition, if Tenant does not so elect to terminate this Lease within such 15-day period, and if Landlord’s restoration work in the Premises is not substantially completed within two hundred seventy (270) days after the date of the occurrence of the damage or destruction (which 270-day period shall be extended (i) for such time as Landlord is prevented or delayed by acts or omissions of Tenant, or (ii) for such time as Landlord is prevented or delayed by any Force Majeure, then Tenant may again elect to terminate this Lease, any such termination to be effective on the forty-fifth (45th) day after written notice to Landlord of such termination (unless restoration work to the Premises is substantially completed within such 45-day period).

(c)           Subject to Section 9.3 below, if Landlord or Tenant terminates this Lease in accordance with this Section 9.1, Tenant shall continue to pay all Base Rent, Operating Expense increases and other amounts due hereunder which arise prior to the date of termination.

9.2          Definition of Material Damage.  Damage to the Building or the Premises shall be deemed material if, in Landlord’s reasonable judgment, the uninsured cost of repairing the damage will exceed Twenty-Five Thousand Dollars ($25,000).  If insurance proceeds are available to Landlord in an amount which is sufficient to pay the entire cost of repairing all of the damage to the Premises or the Building (subject to any applicable deductible), the damage shall be deemed material if the cost of repairing the damage exceeds One Hundred Thousand Dollars ($100,000).  Damage to the Premises or the Building shall also be deemed material if (a) the

Premises or the Building, as the case may be, cannot be rebuilt or repaired to substantially the same condition it was in prior to the damage due to laws or regulations in effect at the time the repairs will be made, (b) the holder of any mortgage or deed of trust encumbering the Property requires that insurance proceeds available to repair the damage in excess of Twenty-Five Thousand Dollars ($25,000) be applied to the repayment of the indebtedness secured by the mortgage or the deed of trust, or (c) the damage occurs during the last twelve (12) months of the Lease Term.

9.3          Abatement of Rent.  If Landlord elects to repair damage to the Property and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, Tenant’s Base Rent and Tenant’s Share of Operating Expense increases and Tenant’s Share of Real Property Taxes shall be abated until the repairs are completed in proportion to the amount of the Premises which is unusable or inaccessible to Tenant in the ordinary conduct of its business.  Notwithstanding the foregoing, there shall be no abatement of Base Rent, Tenant’s Share of Operating Expense increases or Tenant’s Share of Real Property Taxes by reason of any portion of the Premises being unusable or inaccessible for a period equal to three (3) consecutive business days or less.

9.4          Tenant’s Acts.  If such damage or destruction occurs as a result of the negligence or the intentional acts of Tenant or Tenant’s employees, agents, contractors or invitees, and the proceeds of insurance which are actually received by Landlord or its mortgagee (or, if Landlord was not carrying the insurance that Landlord is required to carry under this Lease, then the proceeds that would have been received if Landlord were carrying all such insurance) are not sufficient to pay for the repair of all of the damage, Tenant shall pay, at Tenant’s sole cost and expense, to Landlord within thirty (30) days after written demand, the difference between the cost of repairing the damage and the insurance proceeds received by Landlord.

9.5          Tenant’s Property.  As more fully set forth in Section 22, Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter in this Section 9.5 collectively “Tenant’s Property”) located at the Property, unless damaged due to the gross negligence or willful misconduct of Landlord, its employees or agents.  Tenant shall repair or replace all of Tenant’s property at Tenant’s sole cost and expense.  Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s property.

9.6          Waiver.  Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

10.          Real and Personal Property Taxes.

10.1        Payment of Taxes.  Tenant shall pay to Landlord during the Term of this Lease, in addition to Base Rent and Tenant’s Share of Operating Expense increases, Tenant’s Share of the amount by which all “Real Property Taxes” (as defined in Section 10.2 below) for each Comparison Year exceeds the amount of all Real Property Taxes for the Tax Base Year.  Tenant’s Share of Real Property Tax increases shall be payable by Tenant at the same time, in the same manner and under the same terms and conditions as Tenant pays Tenant’s Share of Operating Expense increases as provided in Section 4.2(f) of this Lease.  Except as expressly provided in Section 10.4 below, if the Real Property Taxes incurred during any Comparison Year are less than the Real Property Taxes incurred during the Tax Base Year, Tenant shall not be entitled to receive any credit, offset, reduction or benefit as a result of said occurrence.

10.2        Definition of “Real Property Tax”.  As used herein, the term “Real Property Taxes” shall mean (i) all taxes, assessments (special or otherwise), levies, fees and all other government levies, exactions and charges of every kind and nature, general and special, ordinary and extraordinary, foreseen and unforeseen, which are, at any time prior to or during the Term, imposed or levied upon or assessed against the Property or any portion thereof, or against any Base Rent, additional rent or other rent of any kind or nature payable to Landlord by anyone on account of the ownership, leasing or operation of the Property, or which arise on account of or in respect of the ownership, development, leasing, operation or use of the Property or any portion thereof; (ii) all gross receipts taxes or similar taxes imposed or levied upon, assessed against or measured by any Base Rent, additional rent or other rent of any  kind or nature or other sum payable to Landlord by anyone on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; (iii) all value added, use and similar taxes at any time levied, assessed or payable on account of the ownership, development, leasing, operation, or use of the Property or any portion thereof; and (iv) reasonable expenses of any proceeding for abatement of any of the foregoing items included in Real Property Taxes, provided Landlord prevails in such abatement proceeding; but the amount of special taxes or special assessments included in Real Property Taxes shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the year in respect of which such Real Property Taxes are being determined. There shall be excluded from Real Property Taxes all income, estate, succession, inheritance and transfer taxes of Landlord or any tax defined as an Operating Expense by Section 4.2(c); provided, however, that if at any time during the Term the present system of ad valorem taxation of real property shall be changed so that a capital levy, franchise, income, profits, sales, rental, use and occupancy, or other tax or charge shall in whole or in part be substituted for, or added to, such ad valorem tax and levied against, or be payable by, Landlord with respect to the Property or any portion thereof, such tax or charge shall be included in the term “Real Property Taxes” for the purposes of this Lease.

10.3        Personal Property Taxes.  Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises.  If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within thirty (30) days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

10.4        Reassessments.  From time to time Landlord may challenge the assessed value of the Building and Land as determined by applicable taxing authorities and/or Landlord may attempt to cause the Real Property Taxes to be reduced on other grounds.  If Landlord is successful in causing the Real Property Taxes to be reduced or in obtaining a refund, rebate, credit or similar benefit (hereinafter in this Section 10.4 collectively referred to as a “reduction”), Landlord shall, after deducting the costs reasonably incurred by Landlord in causing the reduction to be made, credit the reduction(s) to Real Property Taxes for the calendar year to which a reduction applies and to recalculate the Real Property Taxes owed by Tenant for years after the year in which the reduction applies based on the reduced Real Property Taxes (if a reduction applies to Tenant’s Tax Base Year, the Tax Base Year Real Property Taxes shall be reduced by the amount of the reduction and Tenant’s Share of Real Property Tax increases shall be recalculated for all Comparison Years following the year of the reduction based on the lower Tax Base Year amount).  After deducting Landlord’s reasonably incurred expenses as hereinabove provided, Landlord shall, within thirty (30) days after Landlord actually receives net proceeds thereof, refund to Tenant Tenant’s Share of the reduction of Real Property Taxes (exclusive of interest) for the years to which any reductions apply.

11.          Utilities.

11.1        Services Provided by Landlord.  Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall use commercially reasonable efforts to provide:

a.             heating, ventilation and air conditioning to the Common Areas and the Premises during the times described in Section 11.4, and sufficient to maintain reasonably comfortable temperature and conditions;

b.             electricity within the Premises at a level sufficient to reasonably accommodate normal business office uses with the improvements to be made by Landlord as part of Landlord’s Work as reflected on the Plans approved by Landlord, and in the Common Areas, and the replacement of light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures in the Common Areas (Landlord will replace light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures in the Premises at Tenant’s expense);

c.             domestic water supply to the Premises (at the temperature and pressure provided by the applicable utility company), and hot and cold water to the Common Areas for reasonable and normal drinking and lavatory use;

d.             building standard janitorial services (including window cleaning), substantially consistent with the standards set forth in Exhibit A-3;

e.             maintenance of the Common Areas, as described in Section 7.1, including reasonable landscaping and snow and ice removal;

f.              at least one (1) passenger elevator during normal Building hours; and

g.             access to the Premises, including parking areas, twenty-four hours per day, three hundred sixty-five days per year, subject to reasonable security systems and precautions from time to time in effect, and subject always to emergency conditions.

11.2        Intentionally Omitted.

11.3        Services Exclusive to Tenant.  Tenant shall pay directly to the provider thereof, on or before the date when due and in addition to payments of Base Rent and other additional rent provided for herein, the costs of all electricity used in the Premises (including, but not limited to, for HVAC), water, gas, heat, heat pump fuel, telephone and any other utilities and services supplied and/or metered exclusively to the Premises or to Tenant, together with any taxes thereon. Tenant acknowledges that, as of the date hereof, electricity provided to the Premises is measured by a submeter, and that natural gas, water and sewer service are all metered to the Building.  If Landlord measures electricity or any other utility usage in the Premises by a submeter, Tenant shall pay the costs as shown on such submeter to Landlord, as additional rent, at Landlord’s actual cost for such services, without mark-up, within thirty (30) days after receipt of an invoice therefor. If any such services are not separately metered or submetered to the Premises, Tenant shall pay Tenant’s Share thereof as an Operating Expense.

11.4        Hours of Service.  Building services described in Section 11.1(a)-(c) and (e)-(f)shall be provided Monday through Friday from 8:00 a.m. to 6:00 p.m. and Saturdays from 9:00 a.m. to 1:00 p.m.  Janitorial services described in Section 11.1(d) shall be provided Monday through Friday.  Other Building services, if any, shall not be provided at other times or on nationally recognized holidays. Nationally recognized holidays are: New Years Day, Martin Luther King Jr. Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (and the following day when any such day occurs on Sunday) and such other days that may hereafter be designated as national holidays.

11.5        Excess Usage by Tenant. Notwithstanding the Permitted Use set forth in Section 1.9, Tenant shall not use Building utilities or services in excess of those used by the average office building tenant using its premises for ordinary office use; provided, however, that the parties hereby acknowledge and agree that Tenant may use the Building utilities or services for the Permitted Use, as contemplated by the Layout Plan attached hereto as Exhibit A, and Landlord agrees that the HVAC capacity of the Building and the Premises upon completion of the Landlord’s Work in accordance with the Plans will be adequate for normal office use in the Premises as reflected on the Plans, given an occupancy not exceeding one person per 125 square feet of usable area in the Premises.  Tenant shall not install at the Premises office machines, lighting fixtures or other equipment which will generate above average heat, noise or vibration at the Premises or which will adversely affect the Building’s HVAC or other systems. If the Premises include or if Tenant hereafter installs any computer, telecommunications or other so-called “special purpose” room or area, other than the “computer room” currently identified on the Layout Plan attached hereto as Exhibit A, Tenant shall at its sole cost and expense, provide such supplemental heating, ventilation and air conditioning equipment and systems (the “Supplemental Systems”) as may be required to keep such room or area at the proper temperature and environmental conditions. All Supplemental Systems shall be subject to Landlord’s prior review and consent and other conditions in Article 7, and if approved, shall be maintained, repaired and replaced as necessary by Tenant, so as not to impose any additional load on the Building systems. Tenant shall pay, as additional rent, the cost of electricity, water and other materials necessary for the proper operation of Supplemental Systems, as well as any costs or expenses incurred by Landlord to provide additional capacity for Building systems to accommodate or provide the same. Without limiting the foregoing, if Tenant does use Building utilities or services in excess of those used by the average office building tenant, Landlord shall have the right (but no obligation), in addition to any other rights or remedies it may have under this Lease, to (a) at Tenant’s expense, install additional equipment and/or separate metering devices at the Premises, and to charge Tenant therefor and for such usage, (b) require Tenant to install Supplemental Systems as provided above, (c) require Tenant to pay to Landlord all costs, expenses and damages incurred by Landlord as a result of such usage, and/or (d) require Tenant to stop using excess utilities or services.

11.6        Interruptions. (a)  Except as expressly provided below, Tenant agrees that Landlord shall not be liable to Tenant for its failure to furnish gas, electricity, telephone service, water, HVAC or any other utility services or building services when such failure is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, telephone service or other utility at the Building, by any accident, casualty or event arising from any cause whatsoever, including the negligence of Landlord, its employees, agents and contractors, by act, negligence or default of Tenant or any other person or entity, or by any other cause and, to the extent permitted by law, such failures shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying rent or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for loss of property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any such services or utilities.  Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease.

(b)           Notwithstanding the foregoing to the contrary, if, due to any act or omission of Landlord or Landlord’s agents or employees, Tenant is prevented from receiving essential services or utilities that Landlord is obligated to perform or deliver under this Lease, and such interruption of essential services or utilities renders all or a material portion of the Premises “Untenantable” (meaning that Tenant is unable to use and occupy the Premises or such portion in a reasonably safe manner for the conduct of Tenant’s business), and if such interruption resulting in Untenantability shall continue for a period of five (5) consecutive business days after notice thereof from Tenant to Landlord that the Premises are Untenantable as a result thereof, then Base Rent and additional rent shall abate commencing on the sixth (6th) business day after such notice (and, if less than all of the Premises rendered Untenantable by such interruption, such abatement shall be pro-rated according to the area rendered Untenantable) until such time as such services or utilities are restored.

(c)           In addition to the foregoing, if, as a result of any act or omission by Landlord as described in paragraph (b) above, the Premises are rendered Untenantable for more than sixty (60) consecutive days after written notice thereof from Tenant to Landlord, and Tenant shall actually have vacated the Premises as a result of such failure, then Tenant shall have the right to terminate this Lease by giving Landlord notice of its desire to do so, whereupon this Lease shall terminate on the fifteenth (15th) day after the giving of such notice with the same force and effect as if such 15th day were the date originally set forth herein as the expiration date hereof, unless within such 15-day period Landlord has made the necessary repairs or taken such action as may be necessary to make the Premises tenantable. The foregoing paragraph (b) and this paragraph (c) shall not apply to any failure to perform services to the extent the same arises from any act or omission of Tenant or its agents, contractors or employees, or from fire or casualty, Force Majeure or taking or condemnation by the power of eminent domain. Tenant’s rights under paragraph (b) and this paragraph (c) shall be Tenant’s sole and exclusive remedies for any loss or damage arising from any such Untenantability arising from such an interruption.

12.          Assignment and Subletting.

12.1        Landlord’s Consent Required. (a) Except as otherwise expressly provided herein, Tenant shall not voluntarily or by operation of law assign, pledge, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (any of the foregoing hereinafter may be referred to as a “Transfer”), or permit any Transfer to occur, without Landlord’s prior written consent in each case, which shall be given or withheld according to the standards set forth below.  A “Transfer” requiring Landlord’s consent hereunder shall include, without limitation, the use or occupancy of the Premises or any part thereof by any party other than Tenant, and the granting of concessions, licenses and the like with respect to the Premises or any part thereof.  Landlord shall respond to Tenant’s written request for consent hereunder within thirty (30) days after Landlord’s receipt of the written request from Tenant. If Landlord fails to respond (which means failure to approve, disapprove or request additional information consistent with the requirements of this Section 12) to any request for Landlord’s consent hereunder within such 30-day period, Tenant may give Landlord an additional notice of such failure.  A copy of such additional notice shall be delivered to Landlord’s managing agent (in addition to any other parties required hereunder), and the envelope in which any such notice or copy is delivered shall be marked in prominent lettering “NOTICE OF FAILURE — IMMEDIATE RESPONSE REQUIRED.” If Landlord shall fail to respond within five (5) additional business days after receipt of such notice, then Landlord shall be deemed to have approved such request. Any attempted Transfer without such consent shall be void and shall constitute an Event of Default under this Lease.  Tenant’s written request for Landlord’s consent shall include, and Landlord’s thirty (30) day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) one or more of (i) financial statements for the proposed assignee or subtenant for the past two (2) years (or, if shorter, from inception of the entity) prepared in accordance with generally accepted accounting principles, or (ii) federal tax returns for the proposed assignee or subtenant for the past two (2) years (or, if shorter, from inception of the entity); (b) a detailed description of the business the assignee or subtenant intends to operate at the Premises; (c) the proposed effective date of the assignment or sublease; (d) a copy of the executed term sheet or letter of intent, setting forth the material terms and conditions of the proposed assignment or sublease; (e) a detailed description of any ownership or commercial relationship between Tenant and the proposed assignee or subtenant; and (f) a description of any Alterations the proposed assignee or subtenant desires to make to the Premises.  If the obligations of the proposed assignee or subtenant will be guaranteed by any person or entity, Tenant’s written request shall not be considered complete until the information described in (a) of the previous sentence has been provided with respect to each proposed guarantor. If Landlord will require, as a condition to its consent hereunder, that any proposed assignee of this Lease provide an acceptable guaranty of the assignee’s obligations hereunder (without in any way diminishing Tenant’s ongoing liability), Landlord shall so advise Tenant at the time of responding to Tenant’s request for Landlord’s consent.

(b)           A “Transfer” shall also include: (i) if Tenant is a corporation, and Tenant’s stock is not publicly traded over a recognized securities exchange, or Tenant is a partnership, limited liability company, or other entity, transfer of more than fifty percent (50%) of the voting stock of such corporation or fifty percent (50%) (or in either case, such lower percentage as would effect a change of control) of the voting interests in such partnership, limited liability company or other entity during the Term of this Lease (whether or not in one or more transfers, but excluding bona fide transfers not entered into for the purpose of evading this provision and constituting further equity investment in Tenant or transfers of not more than ten percent (10%) and not resulting in a change of control); and (ii) the dissolution, merger or liquidation of the corporation or other entity, and (iii) the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise) whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, but only if such transaction results or will result in a reduction of the “Net Worth” of Tenant (as hereinafter defined), by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease

12.2        Business Combinations; Affiliate Transactions. (a) Section 12.1 shall not apply to, and Landlord’s prior consent shall not be required for, any Transfer arising or resulting from the involvement by Tenant or its assets in any transaction, or series of transactions (by way of merger, sale, acquisition, financing, refinancing, transfer, leveraged buy-out or otherwise), whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, unless such transaction or series of transactions results or will result in a reduction of the “Net Worth” of Tenant as hereinafter defined, by an amount equal to or greater than twenty-five percent (25%) of such Net Worth of Tenant as it is represented to Landlord at the time of the execution by Landlord of this Lease, or as it exists immediately prior to said transaction or transactions constituting such reduction, at whichever time said Net Worth of Tenant was or is greater. “Net Worth” of Tenant for purposes of this Section 12.2 shall be the net worth of Tenant (excluding any guarantors) established under generally accepted accounting principles consistently applied.

(b)           Section 12.1 shall not apply to, and Landlord’s prior consent shall not be required for, any assignment of this Lease, or a sublease of all or any portion of the Premises, by the Tenant to its wholly owned subsidiary or immediate controlling entity or its Affiliate (as hereinafter defined) (for such period of time as such corporation remains such a subsidiary or such a controlling entity or such an Affiliate, respectively, it being agreed that the subsequent sale or transfer of stock or ownership interest resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be such a subsidiary or such a controlling entity or such an Affiliate, respectively, of the Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, a Transfer governed by the provisions of Section 12.1), provided (and it shall be a condition of the validity of any such assignment) that such Transferee first agree directly with the Landlord to be bound by all of the obligations of the Tenant hereunder, including, without limitation, the obligation to pay the rent and other amounts provided for under this Lease, the covenant to use the Premises only for the purposes specifically permitted under this Lease and the covenant against further assignment, but no such assignment or sublease shall relieve the Tenant herein named of any of its obligations hereunder, and the Tenant shall at the request of Landlord affirm in writing its ongoing primary liability therefor. As used herein, “Affiliate” shall mean any entity that is under common direct or indirect control with Tenant.  “Control” shall mean ownership of fifty-one percent (51%) or more of the voting securities, or other ownership interests or rights of the controlled entity (which includes the right to elect the directors of the corporation or the equivalent if such entity is not a corporation)

12.3        Standard For Approval.  Landlord shall not unreasonably withhold, condition or delay its consent to a Transfer, provided that Tenant has complied with each and every requirement, term and condition of this Section 12.  Tenant acknowledges and agrees that each requirement, term and condition in this Section 12 is a reasonable requirement, term or condition, but that the terms and conditions of this Section 12 are not an exclusive statement of the reasonable grounds on which Landlord may withhold its consent to a Transfer.  Without limiting the generality of the foregoing, it shall be deemed reasonable for Landlord to withhold its consent to a Transfer if any requirement, term or condition of this Section 12 is not complied with, or: (a) the Transfer would cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (b) a proposed assignee or subtenant has a smaller Net Worth than Tenant had on the date of this Lease, or, in Landlord’s sole but reasonable judgment, is less able financially to pay the rents due under this Lease as and when they are due and payable; (c) a proposed assignee’s or subtenant’s business will impose a burden on the Property’s parking facilities, elevators, Common Areas or utilities that is greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (d) the terms of a proposed assignment or subletting will allow the proposed assignee (unless the Assignee is an Affiliate of Tenant) to exercise a right of renewal, right of expansion, right of first offer, right of first refusal or similar right held by Tenant; (e) a proposed assignee or subtenant refuses to enter into a written agreement, satisfactory to Landlord in its reasonable discretion, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease and containing such other terms and conditions as Landlord reasonably deems necessary or appropriate; (f) the use of the Premises by the proposed assignee or subtenant will not be consistent with the Permitted Use; (g) any then-existing guarantor of this Lease refuses to consent to the Transfer or to execute a written agreement reaffirming the guaranty; (h) there exists at the time of the request by Tenant an Event of Default on the part of Tenant under this Lease (or a failure by Tenant to make any required payment or perform any obligation, of which failure Tenant has received notice and which, with the passage of time, would constitute an Event of Default), or there shall have existed more than two Events of Default during the Term of this Lease; (i) if requested by Landlord, the assignee or subtenant refuses to sign a non-disturbance and attornment agreement in favor of Landlord’s lender as provided in Section 26 of this Lease; (j) Landlord has sued or been sued by the proposed assignee or subtenant; (k) the proposed assignee or subtenant is involved in a business which in Landlord’s reasonable judgment is not in keeping with the then current standards of the Building; (l) if Landlord or an affiliate of Landlord has space available for lease in the Building and the proposed assignee or subtenant is an existing tenant or subtenant of the Building; or (m) the proposed assignee or subtenant is a person or entity then negotiating with Landlord for the lease of space in the Building (as evidenced by the exchange of one or more written proposals within the three month period preceding Tenant’s request for consent).

12.4        Additional Terms and Conditions.  The following terms and conditions shall be applicable to any Transfer:

(a)           Regardless of Landlord’s consent, no Transfer shall release Tenant from Tenant’s obligations hereunder or alter the primary liability of Tenant to pay the rent and other sums due Landlord hereunder and to perform all other obligations to be performed by Tenant hereunder, or release any guarantor from its obligations under its guaranty.

(b)           Landlord may accept rent from any person other than Tenant pending approval or disapproval of an assignment or subletting.

(c)           Neither a delay in the approval or disapproval of a Transfer, nor the acceptance of rent, shall constitute a waiver or estoppel of Landlord’s right to exercise its rights and remedies for the breach of any of the terms or conditions of this Section 12.

(d)           The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant. However, Landlord may consent to subsequent Transfers or any amendments or modifications thereto without notifying Tenant or anyone else liable on the Lease and without obtaining their consent, and such action shall not relieve such persons from liability under this Lease.

(e)           In the event of any Event of Default under this Lease, Landlord may proceed directly against Tenant, any then-existing guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefor to Landlord, or any security held by Landlord.

(f)            Landlord’s written consent to any Transfer by Tenant shall not constitute an acknowledgment that no default then exists under this Lease nor shall such consent be deemed a waiver of any then existing default.

(g)           The discovery of the fact that any financial statement relied upon by Landlord in giving its consent to an assignment or subletting was materially false shall, at Landlord’s election, render Landlord’s consent null and void.

(h)           Landlord shall not be liable under this Lease or under any sublease to any subtenant.

(i)            No assignment or sublease may be terminated, modified or amended without Landlord’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned.

(j)            Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, except as Landlord may otherwise specifically agree in writing.

12.5        Additional Terms and Conditions Applicable to Subletting.  The following terms and conditions shall apply to any subletting by Tenant of all or any part of the Premises and shall be deemed included in all subleases under this Lease whether or not expressly incorporated therein:

(a)           Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublease entered into by Tenant, and Landlord may collect such rent and income and apply same toward Tenant’s obligations under this Lease; provided, however, that until an Event of Default shall occur in the performance of Tenant’s obligations under this Lease, Tenant may receive, collect and enjoy the rents accruing under such sublease.  Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a subtenant, be deemed to have assumed or recognized any sublease or to be liable to the subtenant for any failure of Tenant to perform and comply with any of Tenant’s obligations to such subtenant under such sublease, including, but not limited to, Tenant’s obligation to return any security deposit.  Tenant hereby irrevocably authorizes and directs any such subtenant, upon receipt of a written notice from Landlord stating that an Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease.  Tenant agrees that such subtenant shall have the right to rely upon any such statement and request from Landlord, and that such subtenant shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary.

(b)           Each sublease shall provide that if, prior to the termination of any sublease, any event (other than a casualty described in Section 9.1 or condemnation described in Section 15) occurs which, by voluntary or involuntary act or by operation of law, might cause or permit this Lease to be terminated, expire, be canceled, be foreclosed against, or otherwise come to an end, including but not limited to (1) an Event of Default by Tenant under this Lease of any of the terms or provisions hereof, (2) foreclosure proceedings brought by the holder of any mortgage or trust deed to which the Property is subject; or (3) the termination of Tenant’s leasehold estate by dispossession proceeding or otherwise, then, at Landlord’s sole election and option, the subtenant shall attorn to Landlord and recognize Landlord as the subtenant’s landlord under the sublease, upon the terms and conditions and at the rental rate specified in the sublease, and for the then remaining term of the sublease, except that Landlord shall not be bound by any provision of the sublease which in any way increases Landlord’s duties, obligations or liabilities to the subtenant beyond those owed to Tenant under this Lease.  The subtenant shall execute and deliver, at any time and from time to time, upon request of Landlord, any commercially reasonable instruments which may be necessary or appropriate to evidence such attornment.  Landlord shall not (i) be liable to the subtenant for any act, omission or breach of the sublease by Tenant, (ii) be subject to any offsets or defenses which the subtenant might have against Tenant, (iii) be bound by any rent or additional rent which the subtenant might have paid in advance to Tenant, or (iv) be bound to honor any rights of the subtenant in any security deposit made with Tenant except to the extent Tenant has turned over such security deposit to Landlord.  Tenant hereby agrees that upon the occurrence of any event with respect to this Lease described above, Tenant shall immediately pay or transfer to Landlord any security deposit, rent or other sums then held by Tenant.  In the event of any such attornment, Landlord’s liability shall be limited to matters arising during Landlord’s ownership of the Building.  The liability of Landlord to the subtenant for any default by landlord after such attornment, or arising in connection with Landlord’s operation, management, leasing, repair, renovation, alteration, or any other matter relating to the Building or the subleased premises, shall be limited to the interest of the Landlord in the Building (and proceeds thereof).  Landlord shall have the right, in Landlord’s sole discretion, to elect not to have the subtenant attorn to Landlord and, in that event, the sublease shall be deemed terminated on the date of the occurrence of the event with respect to this Lease described above, and Landlord shall have no obligation to permit the subtenant to continue to occupy all or any part of the Premises.

12.6        Transfer Premium from Assignment or Subletting.  Landlord shall be entitled to receive from Tenant (as and when received by Tenant) as an item of additional rent fifty percent (50%) of the gross amounts received by Tenant from such assignee or subtenant in excess of the amounts payable by Tenant to Landlord hereunder (the “Transfer Premium”).  The Transfer Premium shall be reduced by (i) the reasonable brokerage commissions and legal fees actually paid by Tenant in order to assign the Lease or to sublet all or a portion of the Premises, as well as (ii) the actual and commercially reasonable out-of-pocket costs paid by Tenant for leasehold improvements or other work performed by Tenant for such subtenant (or allowances paid to the assignee or subtenant for such improvements or work) as an inducement to enter into such assignment or sublease, and (iii) a commercially reasonable and customary (if any) period of “free rent” granted as an inducement to enter into such assignment or sublease. If less than all of the Premises is transferred, the Base Rent and the additional rent shall be determined on a per rentable square foot basis.  “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by the assignee or subtenant to Tenant in connection with such Transfer, the fair value of any work or services provided by the assignee or subtenant for Tenant, and any payment in excess of fair market value for services rendered by Tenant to the assignee or subtenant or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to the assignee or subtenant in connection with such Transfer.

12.7        Landlord’s Option to Recapture Space.  Notwithstanding anything to the contrary contained in this Section 12, in the case of any proposed assignment of this Lease or any proposed sublease that covers (together with any other sublease(s) then in effect) fifty percent (50%) or more of the Premises, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any request from Tenant for Landlord’s consent to such assignment or sublease, to terminate this Lease as of the date thirty (30) days after Landlord’s election. In addition, and without limiting the foregoing rights, in the event that Tenant shall at any time hereafter lease other space in the Building, and such space is included in the Premises by amendment to this Lease, and if Tenant thereafter desires to (x) enter into any sublease that covers (together with any other sublease(s) then in effect) fifty percent (50%) or more of such additional space, or (y) enter into any sublease of such additional space (or a portion thereof) that has a term equal to all or substantially all of the then-remaining Term of this Lease, Landlord will also have the right to terminate this Lease, provided that such termination right would only be effective with respect to such additional space. In the event of any recapture by Landlord, if this Lease shall be terminated with respect to less than the entire Premises, the Base Rent, Tenant’s Share of Operating Expense and Real Property Tax increases and the number of parking spaces Tenant may use shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the original Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of same.  If Landlord recaptures only a portion of the Premises, it shall construct and erect at its sole cost such partitions as may be required to sever the space to be retained by Tenant from the space recaptured by Landlord.  Landlord may, at its option, lease any recaptured portion of the Premises to the proposed subtenant or assignee or to any other person or entity without liability to Tenant.  Tenant shall not be entitled to any portion of the profit, if any, Landlord may realize on account of such termination and reletting.  Tenant acknowledges that the purpose of this Section 12.7 is to enable Landlord to receive profit in the form of higher rent or other consideration to be received from an assignee or subtenant, to give Landlord the ability to meet additional space requirements of other tenants of the Building and to permit Landlord to control the leasing of space in the Building.  Tenant acknowledges and agrees that the requirements of this Section 12.7 are commercially reasonable and are consistent with the intentions of Landlord and Tenant. The provisions of this Section 12.7 shall not be applicable to any Transfer described in Section 12.2.  Notwithstanding anything to the contrary in this Section 12.7, if, within fifteen (15) days after Landlord gives notice of an election to terminate this Lease, Landlord receives from Tenant a written notice withdrawing and canceling its notice regarding such Transfer, then Tenant’s notice of such Transfer and Landlord’s recapture notice shall be deemed null, void and of no further force or effect, and Tenant shall not enter into such Transfer. Tenant shall not have the right to withdraw and cancel any notice of a proposed Transfer more than once in any twelve (12) month period, and in the event that Tenant does withdraw such a notice, Tenant shall reimburse Landlord for all of Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees (and the limitation on such costs in Section 12.8 shall not be applicable).

12.8        Landlord’s Expenses.  In the event Tenant shall assign this Lease or sublet the Premises or request the consent of Landlord to any Transfer, then Tenant shall pay Landlord’s reasonable costs and expenses incurred in connection therewith, including, but not limited to, attorneys’, architects’, accountants’, engineers’ or other consultants’ fees. Landlord agrees that during the first two (2) years of the Term, Tenant shall not be required to reimburse Landlord more than $2,000 (per request) on account of legal fees in connection with any such request for consent.

13.          Default; Remedies.

13.1        Default by Tenant.  Landlord and Tenant hereby agree that the occurrence of any one or more of the following events shall be an “Event of Default” by Tenant under this Lease and that said Event of Default shall give Landlord the rights described in Section 13.2.  Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

(a)           Tenant’s failure to make any payment of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Taxes, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) days after written notice thereof from Landlord to Tenant.  In the event that Landlord serves Tenant with a notice to pay rent or quit pursuant to applicable summary process or unlawful detainer statutes, such notice shall also constitute the notice required by this Section 13.1(a), so long as Tenant has the benefit of the grace period described above.

(b)           The abandonment of the Premises by Tenant, in which event Landlord shall not be obligated to give any notice of default to Tenant.

(c)           The failure of Tenant to (1) comply with any of its obligations under Sections 7.3, 8, 12, 21, 23 or 26 and failure to cure the same within fifteen (15) days following written notice from Landlord to Tenant, or (2) comply with any of its obligations under Section 6.2 and failure to cure the same within such time as may be allowed by the applicable legal or regulatory requirement, so long as (i) Tenant shall diligently and continuously work to effect such cure at the soonest practicable time, and (ii) the time used by Tenant to effect such a cure shall not in any way subject Landlord or the Property to civil or criminal sanction or liability or create a default under Landlord’s mortgage or any other lease or contract to which Landlord is a party or by which Landlord or the Property is bound, and all enforcement proceedings against Landlord or the Property shall be stayed.  In the event Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable summary process or unlawful detainer statutes, said notice shall also constitute the notice required by this Section 13.1(c), so long as Tenant has the benefit of the grace period described above.

(d)           The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Sections 13.1(a), (b) and (c), above), where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s non-performance is such that more than thirty (30) days are reasonably required for its cure, then an Event of Default shall not be deemed to exist if Tenant commences such cure within fifteen (15) days after such notice and thereafter diligently pursues such cure to completion.  In the event that Landlord serves Tenant with a notice to quit or any other notice pursuant to applicable summary process or unlawful detainer statutes, said notice shall also constitute the notice required by this Section 13.1(d), so long as Tenant has the benefit of the grace period described above.

(e)           (i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. Section 101 (the “Bankruptcy Code”) or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; (v) Tenant shall be adjudicated insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future Federal, State or other statute, law or regulation for the relief of debtors (other than the Bankruptcy Code), or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of its properties, or shall admit in writing its inability to pay its debts generally as they become due; (vi) a petition shall be filed against Tenant under any law other than the Bankruptcy Code seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any present or future Federal, State or other statute, law or regulation and shall remain undismissed or unstayed for an aggregate of sixty (60) days (whether or not consecutive), or if any trustee, conservator, receiver or liquidator of Tenant or of all or any substantial part of its properties shall be appointed without the consent or acquiescence of Tenant and such appointment shall remain unvacated or unstayed for an aggregate of sixty (60) days (whether or not consecutive); or (vii) the occurrence of any of the events described in this paragraph (e) with respect to any guarantor of all or any portion of Tenant’s obligations under this Lease.  In the event that any provision of this Section 13.1(e) is unenforceable under applicable law, such provision shall be of no force or effect.

(f)            The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, is or was materially false.  Tenant acknowledges that Landlord has entered into this Lease in material reliance on such information.

(g)           If Tenant is a corporation, limited liability company, partnership, or other business entity, the dissolution or liquidation of Tenant.

(h)           If Tenant’s obligations under this Lease are guaranteed: (i) the death of a guarantor, (ii) the termination of a guarantor’s liability with respect to this Lease other than in accordance with the terms of such guaranty, (iii) a guarantor’s becoming insolvent or the subject of a bankruptcy filing, or (iv) a guarantor’s refusal to honor the guaranty.

13.2        Remedies.

(a)           In the event of any default or breach of this Lease by Tenant, continuing after any applicable notice and grace period provided for by Section 13.1, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any other right or remedy which Landlord may have by reason of such default:

(i)                                     terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease and the Term hereof shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord; and Tenant covenants that in case of such termination, Tenant shall pay any amount of Base Rent that was initially waived by Landlord under Section 4.1, and otherwise pay the rent, additional charges and other sums payable hereunder (including, without limitation, Tenant’s share of Operating Expenses increases and Tenant’s Share of Real Property Tax Increases) up to the time of such termination. Thereafter, Tenant shall continue to pay all such amounts until the end of what would have been the Expiration Date in the absence of such termination, which shall be reduced by the net receipts (if any, after deducting all expenses of reletting) actually received by Landlord from any replacement tenant. At any time after such termination, Landlord may elect to recover from Tenant, in lieu of all other rent so payable by Tenant hereunder, a lump sum equal to the then net present value (computed using an interest rate equal to the discount rate of the Federal Reserve Bank of Boston) of the amount by which (x) the unpaid rent and all additional charges that would have been payable hereunder from the date of such election for what would have been the remainder of the Term of this Lease

(including, without limitation, Tenant’s share of Operating Expenses increases and Tenant’s Share of Real Property Tax Increases) exceeds (y) the fair market rental value of the Premises as of the date of such election. In addition Tenant shall be responsible for and pay on demand any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of releasing, including necessary renovation and alteration of the Premises, reasonable attorneys’ fees, any real estate commissions actually paid by Landlord and the unamortized value of any free rent, reduced rent, tenant improvement allowance or other economic concessions provided by Landlord. For purposes of this Section 13.2(a)(i), “rent” shall be deemed to be all monetary obligations required to be paid by Tenant pursuant to the terms of this Lease.

(ii)                                  collect sublease rents (or appoint a receiver to collect such rent) and otherwise perform Tenant’s obligations at the Premises, it being agreed, however, that the appointment of a receiver for Tenant shall not constitute an election by Landlord to terminate this Lease; and/or

(iii)                               pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the Commonwealth of Massachusetts.

(b)           No remedy or election hereunder shall be deemed exclusive, but shall, wherever possible, be cumulative with all other remedies at law or in equity.  The expiration or termination of this Lease and/or the termination of Tenant’s right to possession of the Premises shall not relieve Tenant of liability under any indemnity provisions of this Lease as to matters occurring or accruing during the Term of this Lease or by reason of Tenant’s occupancy of the Premises.

(c)           If Tenant abandons the Premises, Landlord may re-enter the Premises and such re-entry shall not be deemed to constitute Landlord’s election to accept a surrender of the Premises or to otherwise relieve Tenant from liability for its breach of this Lease.  No surrender of the Premises shall be effective against Landlord unless Landlord has entered into a written agreement with Tenant in which Landlord expressly agrees to (i) accept a surrender of the Premises and (ii) relieve Tenant of liability under this Lease.  The delivery by Tenant to Landlord of possession of the Premises shall not constitute the termination of this Lease or the surrender of the Premises.

13.3        Default by Landlord.  Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within thirty (30) days after written notice by Tenant to Landlord and to the Holder of any Mortgage encumbering the Property whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently pursues the same to completion.

13.4        Late Charges.  Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain.  Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the Property. Accordingly, if any installment of Base Rent, Tenant’s Share of Operating Expense increases, Tenant’s Share of Real Property Tax increases or any other sum due from Tenant shall not be received by Landlord when such amount shall be due, then, without any requirement for notice or demand to Tenant, Tenant shall immediately pay to Landlord a late charge equal to three percent (3%) of such overdue amount, provided that Landlord agrees to waive such late charge for the first late payment in any period of twelve consecutive months, so long as the requisite payment is made in full within two (2) business days after notice from Landlord that such payment was not received when due.  The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder including the assessment of interest under Section 13.5.

13.5        Interest on Past-due Obligations.  Except as expressly herein provided, any amount due to Landlord that is not paid within five (5) days of the date when due shall bear interest at the lesser of (i) the prime rate from time to time in effect at the Bank of America (at its Boston, Massachusetts offices), plus three percent (3%), or (ii) the maximum rate permitted by applicable law. Payment of such interest shall not excuse or cure any default by Tenant under this Lease.

This Lease and the obligations of Landlord and Tenant hereunder shall not be affected or impaired because such party is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of strike or other labor problems, acts of God, riot, insurrection, governmental actions or requirements, or any other cause beyond the reasonable control of such party (the foregoing circumstances being individually and collectively referred to as “Force Majeure”), and the time for performance by such party shall be extended for the period of any such delay. Any party so affected by a Force Majeure delay shall promptly notify the other party thereof, and shall use commercially reasonable efforts to minimize the adverse effect of such delay. In no event, however, shall lack or unavailability of adequate funds ever be grounds for a delay or excuse hereunder, and Force Majeure shall not be an excuse for failure to pay rent or additional rent as and when due.

14.          Landlord’s Right to Cure Default; Payments by Tenant.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of rent.  If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease (or immediately, in case of emergency), Landlord may, but shall not be obligated to, after three (3) days prior written notice to Tenant, (but no notice will be required in case of emergency), make any such payment or perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.  Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Section 14.

15.          Condemnation.  If any portion of the Premises is taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes title or possession, whichever first occurs; provided that if so much of the Premises is taken by Condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said taking lasts for ninety (90) days or more, Tenant shall have the option, to be exercised only in writing within thirty (30) days after Landlord shall have given Tenant written notice of such taking (or in the absence of such notice, within thirty (30) days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession.  If a taking lasts for less than ninety (90) days and limits Tenant’s use of the Premises for the Permitted Use, Tenant’s rent shall be abated in proportion to such limitation during said period but Tenant shall not have the right to terminate this Lease.  If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent and Tenant’s Share of Operating Expenses shall be reduced in the proportion that the usable floor area of the Premises taken bears to the total usable floor area of the Premises.  Common Areas taken shall be excluded from the Common Areas usable by Tenant and no reduction of rent shall occur with respect thereto or by reason thereof.  Landlord shall have the option in its sole discretion to terminate this Lease as of the taking of possession by the condemning authority, by giving written notice to Tenant of such election within thirty (30) days after receipt of notice of a Condemnation of any part of the Premises or the Property.  Any award for the taking of all or any part of the Premises or the Property under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property.  In the event that this Lease is not terminated by reason of such condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Property, Landlord shall to the extent of severance damages received by Landlord in connection with such condemnation, repair any damage to the Property caused by such Condemnation except to the extent that Tenant has been reimbursed therefor by the condemning authority.  Tenant shall pay any amount in excess of such severance damages required to complete such repair.  This Section 15 shall govern the rights and obligations of Landlord and Tenant with respect to the condemnation of all or any portion of the Property.

16.          Vehicle Parking.

16.1        Use of Parking Facilities.  During the Term and subject to the rules and regulations attached hereto as Exhibit “C,” as modified by Landlord from time to time (the “Rules”), Tenant shall be entitled to use the number of parking spaces set forth in Section 1.19. Landlord may, in its sole discretion designate the location of any reserved parking spaces.  For purposes of this Lease, a “parking space” refers to the space in which one (1) motor vehicle is intended to park.  If Tenant commits or allows in the parking facility any of the activities prohibited by the Lease or the Rules, then Landlord shall have the right, without notice, in addition to such other rights and remedies that it may have, to remove or tow away the vehicle involved and charge the cost to Tenant, which cost shall be payable by Tenant within thirty (30) days following demand by Landlord.  Tenant’s parking rights are the personal rights of Tenant and Tenant shall not transfer, assign, or otherwise convey its parking rights separate and apart from this Lease, except to a permitted assignee or sublessee hereunder, and then only in connection with and subject to such sublease or assignment. All spaces, whether covered or uncovered, are currently available on a first-come, first-served basis.

16.2        Parking Charges.  INTENTIONALLY OMITTED.

17.          Broker’s Fee.  Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.20, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. Landlord shall be solely responsible for any commission or finder’s fee due to the person or entity listed in Section 1.20 pursuant to the terms of a separate written agreement.

18.          Estoppel Certificate.

18.1        Delivery of Certificate.  Tenant shall from time to time, upon not less than twenty (20) days’ prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and (e) that Tenant has taken possession of the Premises.  Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Property.

18.2        Failure to Deliver Certificate.  At Landlord’s option, the failure of Tenant to deliver such statement within such time shall constitute a representation by Tenant that (a) this Lease is in full force and effect, without modification except as may be represented by Landlord,

(b) there are no uncured defaults in Landlord’s performance, (c) not more than one month’s Base Rent has been paid in advance, (d) all tenant improvements to be constructed by Landlord, if any, have been completed in accordance with Landlord’s obligations and (e) Tenant has taken possession of the Premises.

19.          Financial Information.  From time to time (but not more than once in any twelve-month period, except in connection with a proposed sale or refinancing of the Building), at Landlord’s request, Tenant shall cause the following financial information to be delivered to Landlord, at Tenant’s sole cost and expense, upon not less than twenty (20) days’ advance written notice from Landlord: (a) a current financial statement for Tenant and Tenant’s financial statements for the previous two accounting years, and (b) a current financial statement for any guarantor(s) of this Lease and the guarantor’(s) financial statements for the previous two accounting years.  All financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and either certified as true, correct and complete by the Tenant’s chief financial officer or, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.

20.          Landlord’s Liability.  Tenant acknowledges that Landlord shall have the right to transfer all or any portion of its interest in the Property and to assign this Lease to the transferee.  Tenant agrees that in the event of such a transfer, and upon the transferee’s assumption of the same (as evidenced by a written agreement between Landlord and such transferee), Landlord shall automatically be released from all liability under this Lease arising after the date of the transfer; and Tenant hereby agrees to look solely to Landlord’s transferee for the performance of Landlord’s obligations hereunder after the date of the transfer.  Upon such a transfer, Landlord shall, at its option, return Tenant’s security deposit to Tenant or transfer Tenant’s security deposit to Landlord’s transferee and, in either event, Landlord shall have no further liability to Tenant for the return of its security deposit.  Subject to the rights of any lender holding a mortgage or deed of trust encumbering all or part of the Property, Tenant agrees to look solely to Landlord’s equity interest in the Property for the collection of any judgment requiring the payment of money by Landlord arising out of (a) Landlord’s failure to perform its obligations under this Lease or (b) the negligence or willful misconduct of Landlord, its partners, employees and agents.  No other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of any judgment or writ obtained by Tenant against Landlord.  No partner, trustee, beneficiary, officer, director, member, shareholder, employee or agent of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder.  The obligations under this Lease do not constitute personal obligations of the individual partners, trustees or shareholders, beneficiaries or members of Landlord, if any, and Tenant shall not seek recourse against any of said persons or their assets. The provision contained in the foregoing sentence is not intended to, and shall not, limit any right Tenant might otherwise have to obtain injunctive relief against Landlord or Landlord’s successors-in-interest, or to take any action not involving the personal liability of Landlord (original or successor) to respond in monetary damages from Landlord’s assets other than Landlord’s interest in the Property

21.          Indemnity.  (a)  Tenant hereby agrees to indemnify, defend and hold harmless Landlord and its employees, officers, directors, trustees, beneficiaries, members, partners, shareholders,

agents, contractors, lenders and ground lessors (said persons and entities are hereinafter collectively referred to as the “Indemnified Parties”) from and against any and all liability, loss, cost, damage, claims, loss of rents, liens, judgments, penalties, fines, settlement costs, investigation costs, the cost of consultants and experts, attorneys fees, court costs and other legal expenses, the effects of environmental contamination, the cost of environmental testing, the removal, remediation and/or abatement of Hazardous Substances (as said term is defined below), insurance policy deductibles and other expenses (hereinafter collectively referred to as “Damages”) arising out of or related to an “Indemnified Matter” (as defined below).

(b)           For purposes of this Section 21, an “Indemnified Matter” shall mean any matter for which one or more of the Indemnified Parties incurs liability or Damages if the liability or Damages arise out of or involve, directly or indirectly, (i) Tenant’s or its employees’, agents’, contractors’ or invitees’ (all of said persons or entities are hereinafter collectively referred to as “Tenant Parties”) use or occupancy of the Premises or the Property, (ii) any act, omission or neglect of a Tenant Party, (iii) Tenant’s failure to perform any of its obligations under this Lease, (iv) the existence, use or disposal of any Hazardous Substance (as defined in Section 23 below) brought on to the Property by a Tenant Party, or (v) any other matters for which Tenant has expressly agreed to indemnify Landlord pursuant to any other provision of this Lease.  Tenant’s obligations hereunder shall include, but shall not be limited to compensating the Indemnified Parties for Damages arising out of Indemnified Matters within ten (10) days after written demand from an Indemnified Party, and providing a defense, with counsel reasonably satisfactory to the Indemnified Party, at Tenant’s sole expense, within thirty (30) days after written demand from the Indemnified Party, of any claims, action or proceeding arising out of or relating to an Indemnified Matter whether or not litigated or reduced to judgment and whether or not well founded.

(c)           If Tenant is obligated to compensate an Indemnified Party for Damages arising out of an Indemnified Matter, Landlord shall have the immediate and unconditional right, but not the obligation, without notice or demand to Tenant, to pay the damages and Tenant shall, upon thirty (30) days advance written notice from Landlord, reimburse Landlord for the costs incurred by Landlord.  By way of example, and not limitation, Landlord shall have the immediate and unconditional right to cause any damages to the Common Areas, another tenant’s premises or to any other part of the Property to be repaired and to compensate other tenants of the Property or other persons or entities for Damages arising out of an Indemnified Matter.  The Indemnified Parties need not first pay any Damages to be indemnified hereunder.  Tenant’s obligations under this Section 21 shall not be released, reduced or otherwise limited because one or more of the Indemnified Parties are or may be actively or passively negligent with respect to an Indemnified Matter or because an Indemnified Party is or was partially responsible for the Damages incurred.  This indemnity is intended to apply to the fullest extent permitted by applicable law.  Tenant’s obligations under this Section 21 shall survive the expiration or termination of this Lease unless specifically waived in writing by Landlord after said expiration or termination.  In no event shall Tenant be required to indemnify and Indemnified Party to the extent Damages are caused by the gross negligence or willful misconduct of such party.

(d)           Subject to applicable waivers of claims and subrogation set forth in Section 8.4, Landlord agrees to indemnify and save harmless Tenant from and against all claims, loss, cost, damage or expense arising from any accident, bodily or personal injury or damage occurring in the common areas on the Property, to the extent that such accident, damage or injury results from a negligent act or omission on the part of Landlord or Landlord’s agents or employees, occurring after the Commencement Date until the end of the Term of this Lease. This indemnity and hold harmless agreement shall include indemnity against all losses, costs, damages, expenses and liabilities incurred during the Term of this Lease in connection with any such claim or proceeding brought thereon, and the defense thereof, including, without limitation, reasonable attorneys’ fees and costs at both the trial and appellate levels.

22.          Exemption of Landlord from Liability.   Tenant hereby agrees that Landlord shall not be liable for injury to Tenant’s business or any loss of income therefrom or, except as may otherwise be expressly provided in this Lease, for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant’s employees, agents, contractors or invitees, or any other person in or about the Property. In addition, Landlord shall notincluding, but not limited to, theft, criminal activity at the Property, bombings or bomb scares, Hazardous Substances (as defined below), fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Property, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Property.  Landlord shall not be liable for any damages arising from any act or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Property, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Property. Except as may otherwise expressly provided in this Lease, Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business, in, upon or about the Property arising from any cause, except Landlord’s negligence or the negligence of its employees or agents

23.          Hazardous Substances.

23.1        Definition and Consent.  The term “Hazardous Substance” as used in this Lease shall mean any product, substance, chemical, material or waste whose presence, nature, quantity and/or intensity of existence, use, manufacture, disposal, transportation, spill, release or affect, either by itself or in combination with other materials expected to be on the Premises or the Property, is either: (a) potentially injurious to the public health, safety or welfare, the environment or the Premises or the Property, (b) regulated or monitored by any governmental entity, (c) a basis for liability to any governmental entity or third party under any federal, state or local statute or common law theory or (d) defined as a hazardous material or substance by any federal, state or local law or regulation.  Except for small quantities of ordinary office supplies such as copier toner, liquid paper, glue, ink and common household cleaning materials, Tenant shall not cause or permit any Hazardous Substance to be brought, kept, or used in or about the Premises or the Property by Tenant, its agents, employees, contractors or invitees.

23.2        Duty to Inform.  If Tenant or Landlord knows, or has reasonable cause to believe, that a Hazardous Substance, or a condition involving or resulting from same, has come to be located in, on or under or about the Premises or the Property, Tenant or Landlord, as the

case may be, shall promptly give written notice of such fact to the other. Tenant shall also immediately give Landlord (upon demand) a copy of any statement, report, notice, registration, application, permit, license, given to or received from, any governmental authority or private party, or persons entering or occupying the Premises, concerning the presence, spill, release, discharge of or exposure to, any Hazardous Substance or contamination in, on or about the Premises the Property. Landlord agrees that, on the Substantial Completion Date, there will be no unlawful levels of Hazardous Substances in the Premises.

23.3        Inspection; Compliance.  Landlord and Landlord’s employees, agent, contractors and lenders shall have the right to enter the Premises at any time in the case of an emergency, and otherwise at reasonable times and upon reasonable notice (which need not be in writing, and which need not be given at all in the case of any emergency), for the purpose of inspecting the condition of the Premises and for verifying compliance by Tenant with this Section 23.  Landlord shall have the right to employ experts and/or consultants in connection with its examination of the Premises and with respect to the installation, operation, use, monitoring, remediation, maintenance, or removal of any Hazardous Substance on or from the Premises.  The costs and expenses of any such inspections shall be paid by the party requesting same, unless a release, discharge or contamination, caused or materially contributed to by Tenant, is found to exist or be imminent, or unless the inspection is requested or ordered by governmental authority as the result of any such existing or imminent release, discharge or contamination.  In any such case, Tenant shall upon request reimburse Landlord for the cost and expenses of such inspection.

24.          Intentionally Omitted.

25.          Tenant Improvements.  Except for Landlord’s Work, Tenant specifically agrees that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, the Property, or any part thereof, or to provide any allowance for such purposes and that, except for Landlord’s Work, no representations respecting the condition of the Premises, Property or the Building have been made by Landlord to Tenant.

26.          Subordination and Rights of Mortgagees.

26.1        Effect of Subordination.  Landlord represents to Tenant that, as of the date hereof, no mortgage encumbers the Property. This Lease, and any option granted hereby, upon Landlord’s written election, shall be subject and subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security interest (any of the foregoing, a “Mortgage”) hereafter made of or with respect to or placed on all or any part of the Property and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof.  If the mortgagee or holder of any such Mortgage (a “Holder”) shall elect to have this Lease prior to the lien of its Mortgage and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage, whether this Lease is dated prior or subsequent to the date of said Mortgage or the date of recording thereof. Upon request by Tenant (and at the sole cost and expense of Tenant), Landlord shall request and use commercially reasonable efforts (which shall not include the obligation to pay any fee or charge or to agree to any less favorable terms or conditions in the secured indebtedness) to obtain an agreement (a “SNDA”) executed by the Holder for the benefit, on the Holder’s standard form then in use that, for so long as there exists no default beyond applicable grace periods under this Lease by Tenant, and subject to the Holder’s reasonable and customary exceptions and qualifications, the Holder will not, in foreclosing against or taking possession of the Premises or otherwise exercising its rights under such mortgage, terminate this Lease or disturb Tenant’s possession of the Premises hereunder, or words of similar import. In the event of the foreclosure of a Mortgage, or a deed in lieu of foreclosure of a Mortgage, or exercise of any similar remedy by a Holder, the new owner of the Property as a result of such exercise shall not (a) be liable for any act or omission of any prior landlord or with respect to events occurring prior to its acquisition of title, (b) be liable for the breach of this Lease by any prior landlord, (c) be subject to any offsets or defenses which Tenant may have against the prior landlord, or to any amendments to this Lease prior to such foreclosure, or (d) be liable to Tenant for the return of its security deposit.  At the request of any such new owner, Tenant shall attorn to such new owner.  Tenant will arrange for the recording of the SNDA in the appropriate registry of deeds.

26.2        Execution of Documents.  Tenant agrees to execute and acknowledge any commercially reasonable documents Landlord reasonably requests that Tenant execute to effectuate an attornment, a subordination, or to make this Lease granted herein prior to the lien of any Mortgage, as the case may be. Tenant’s failure to execute such documents or propose reasonable modifications thereto within fifteen (15) days after written demand shall constitute an Event of Default by Tenant hereunder.

26.3        Assignment to Mortgagee.  With reference to any assignment by Landlord of Landlord’s interest in this Lease, or the rents payable hereunder, conditional in nature or otherwise, which assignment is made to the Holder of a Mortgage on property which includes the Premises, Tenant agrees that the execution thereof by Landlord, and the acceptance thereof by the Holder of such Mortgage shall never be treated as an assumption by such Holder of any of the obligations of Landlord hereunder unless such Holder shall, by notice sent to Tenant, specifically otherwise elect and, except as aforesaid, such Holder shall be treated as having assumed Landlord’s obligations hereunder only upon foreclosure of such holder’s Mortgage and the taking of possession of the Premises.

26.4        Sale Leaseback.  In no event shall the acquisition of Landlord’s interest in the Property by a purchaser which, simultaneously therewith, leases Landlord’s entire interest in the Property back to the seller thereof be treated as an assumption, by operation of law or otherwise, of Landlord’s obligations hereunder, but Tenant shall look solely to such seller-lessee, and its successors from time to time in title, for performance of Landlord’s obligations hereunder.   For all purposes, such seller-lessee, and its successors in title, shall be the Landlord hereunder unless and until Landlord’s position shall have been assumed by such purchaser-lessor.

26.5        Cure by Mortgagee.  The curing of any default of Landlord’s under this Lease by any Holder shall be treated as performance by Landlord.

27.          Option to Extend.

27.1        Tenant’s Right.   Provided that, at the time of such exercise, (i) there exists no Event of Default on the part of Tenant under this Lease (nor any failure by Tenant to make any required payment or perform any obligation, of which failure Tenant has received notice and which, with the passage of time, would constitute an Event of Default), and (ii) Tenant then actually occupies all of the Premises, and (iii) this Lease is still in full force and effect, Tenant shall have the right to extend the Term of this Lease for one extended term (the “Extended Term”) of five (5) years. The Extended Term shall commence on the day immediately following the last day of the initial Term, and shall end at 11:59 p.m. on that day immediately preceding the fifth anniversary of the first day of the Extended Term. Tenant shall exercise such option to extend by giving written notice to Landlord not later than twelve (12) months prior to the date on which the initial Term ends.  The giving of such notice by Tenant shall automatically and irrevocably extend the Term of this Lease for the Extended Term and no instrument of renewal need be executed.  In the event that Tenant fails to give such notice to Landlord, this Lease shall automatically terminate on the last day of the initial Term, and Tenant shall have no further option to extend the Term of this Lease, it being agreed that time shall be of the essence in the giving of any such notice. The Extended Term shall be on all the terms and conditions of this Lease, except that the Base Rent for the Extended Term shall be determined pursuant to Section 27.2 below.

27.2        Rental Etc.  (a) The annual Base Rent for each year of the Extended Term shall be an amount equal to the Fair Market Rental Value of the Premises (exclusive of the cost of supplying Tenant electricity, if and to the extent the same is paid separately by Tenant), established for each such year as of the commencement of the Extended Term (the “Determination Date”). The term “Fair Market Rental Value” shall mean the annual fixed rent that a willing tenant would pay and a willing landlord would accept, each acting in its own best interest and without duress, in an arms-length lease of the Premises as of the Determination Date, and shall take into account, among other things, the location and condition of the Premises and amenities of which Tenant has the benefit, and any inducements then usual and customary in the leasing market in which the Property is located (such as improvements allowances or so-called “free rent” periods). For purposes of determining the Fair Market Rental Value, the Tax Base Year for the Extended Term shall be the fiscal year ending June 30, 2013 and (iii) the Operating Expense Base Year for the Extended Term shall be calendar year 2012. If Landlord and Tenant shall fail to agree upon the Fair Market Rental Value within six (6) months before the Determination Date, then Landlord and Tenant each shall give notice (the “Determination Notice”) to the other setting forth their respective determinations of the Fair Market Rental Value, and, subject to the provisions of paragraph (b) below, either party may apply to the American Arbitration Association or any successor thereto for the designation of an arbitrator satisfactory to both parties to render a final determination of the Fair Market Rental Value. The fair market rental value shall be determined by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, except that there shall be only one arbitrator, who shall have had at least ten (10) years’ experience as a real estate broker or appraiser in the greater Route 128/Route 2 area. The arbitrator shall conduct such hearings and investigations as the arbitrator shall deem appropriate and shall, within thirty (30) days after having been appointed, choose one of the determinations set forth in either Landlord’s or Tenant’s Determination Notice, and that choice by the arbitrator shall be binding upon Landlord and Tenant. Each party shall pay its own counsel fees and expenses, if any, in connection with any arbitration under this paragraph (a), and the parties shall share equally all other expenses and fees of any such arbitration. The determination rendered in accordance with the provisions of this paragraph (a) shall be final and binding in fixing the Fair Market Rental Value. The arbitrator shall not have the power to add to, modify, or change any of the provisions of this Lease.

(b)           In the event that the determination of the Fair Market Rental Value set forth in the Landlord’s and Tenant’s Determination Notices shall differ by less than five percent (5%) per square foot of Premises Rentable Area per annum for each year for which the same is being determined, then the Fair Market Rental Value shall not be determined by arbitration, but shall instead be set by taking the average of the determinations set forth in Landlord’s and Tenant’s Determination Notices. Only if the determinations set forth in Landlord’s and Tenant’s Determination Notices shall differ by more than five percent (5%) per square foot of Premises Rentable area per annum for any year for which the same is being determined shall the actual determination of Fair Market Rental Value be made by an arbitrator as set forth in paragraph (a) above.

(c)           If for any reason the Fair Market Rental Value shall not have been determined prior to the Determination Date, then, until the Fair Market Rental Value and, accordingly, the Base Rent, shall have been finally determined, Tenant shall continue to pay Base Rent at the rate in effect as of the last day of the initial Term. Upon final determination of the Fair Market Rental Value, an appropriate adjustment to the Base Rent theretofore paid by Tenant from and after the Determination Date shall be made reflecting such final determination, and Landlord or Tenant, as the case may be, shall promptly credit or pay, respectively, to the other any overpayment of deficiency, as the case may be, in the payment of Base Rent from the Determination Date to the date of such final determination.

28.          Landlord Reservations.  Landlord shall have the right: (a) to change the name and address of the Property or Building upon not less than ninety (90) days prior written notice; (b) to permit any tenant the exclusive right to conduct any business as long as such exclusive right does not conflict with any rights expressly given herein; and (c) to place signs, notices or displays upon the roof, interior, exterior or Common Areas of the Building or the Property.  Tenant shall not use a representation (photographic or otherwise) of the Building in connection with Tenant’s business or suffer or permit anyone, except in an emergency, to go upon the roof of the Building. Landlord reserves the right to use the exterior walls of the Premises, and the area beneath, adjacent to and above the Premises together with the right to install, use, maintain and replace equipment, machinery, pipes, conduits and wiring through the Premises, which serve other parts of the Property, provided that Landlord’s use does not unreasonably interfere with Tenant’s use of the Premises, including Tenant’s rights with respect to signage under Section 47.

29.          Changes to Property.  Landlord shall have the right, in Landlord’s sole discretion, from time to time, to make changes to the size, shape, location, number and extent of the improvements comprising the Property (hereinafter referred to as “Changes”) including, but not limited to, the Building interior and exterior, the Common Areas, elevators, escalators, restrooms, HVAC, electrical systems, communication systems, fire protection and detection systems, plumbing systems, security systems, parking control systems, driveways, entrances, parking spaces, parking areas and landscaped areas.  In connection with the Changes, Landlord may, among other things, erect scaffolding or other necessary structures at the Building, limit or eliminate access to portions of the Building or Property, including portions of the Common Areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building.  Tenant hereby agrees that such Changes and Landlord’s actions in connection with such Changes shall in no way constitute a constructive eviction of Tenant or entitle Tenant to any abatement of rent.  Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Changes, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such Changes or Landlord’s actions in connection with such Changes.  Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with any of the foregoing.

30.          Intentionally Omitted.

31.          Holding Over.  If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Term hereof, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that the Base Rent payable with respect to the first thirty (30) days shall be one hundred fifty percent (150%) of the Base Rent payable immediately preceding the Expiration Date of this Lease, and all Options, if any, shall be deemed terminated and be of no further effect.  If Tenant remains in possession of the Premises or any part thereof for more than thirty (30) days after the expiration of the Term hereof, Tenant may, at Landlord’s option, be treated as a tenant at sufferance or a trespasser, and Tenant shall be liable to Landlord for use and occupancy charges equal to the greater of (a) two hundred percent (200%) of the Base Rent payable immediately preceding the Expiration Date of this Lease or (b) the fair market Base Rent for the Premises as of the date Tenant holds over, plus all other amounts otherwise payable by Tenant under this Lease as though it continued in effect.  Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Lease term or to give Tenant the right to hold over after the expiration or earlier termination of the Lease Term.  Tenant hereby agrees to indemnify, hold harmless and defend Landlord from any cost, loss, claim or liability (including attorneys’ fees) Landlord may incur as a result of Tenant’s failure to surrender possession of the Premises to Landlord upon the termination of this Lease.

32.          Landlord’s Access.

32.1        Access.  Landlord and Landlord’s agents, contractors and employees shall have the right to enter the Premises at reasonable times and on reasonable advance notice (which need not be in writing, and which need not be given at all in the case of an emergency) for the purpose of inspecting the Premises, performing any services required of Landlord, showing the Premises to prospective purchasers, lenders, or (during the last twelve (12) months of the Term) tenants, or for undertaking safety measures and making alterations, repairs, improvements or additions to the Premises or to the Building.  In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access. Landlord may at any time place on or about the Building for sale or for lease signs and Landlord may at any time during the last ninety (90) days of the term hereof place on or about the Premises for lease signs.  Landlord shall use commercially reasonable efforts to minimize interference with the conduct of Tenant’s business in connection with any of the foregoing.

32.2        Keys.  Landlord shall have the right to retain keys and electric codes or card keys to the locks, card key access systems and other security systems on the entry doors to the Premises and all interior doors at the Premises.  At Landlord’s option, Landlord may require

Tenant to obtain all keys to door locks at the Premises from Landlord’s engineering staff or Landlord’s locksmith and to only use Landlord’s engineering staff or Landlord’s locksmith to change locks at the Premises.  Tenant shall pay Landlord’s or its locksmith’s standard charge for all keys and other services obtained from Landlord’s engineering staff or locksmith.

33.          Security Measures.  Tenant hereby acknowledges that Landlord shall have no obligation whatsoever to provide guard service or other security measures for the benefit of the Premises or the Property, and Landlord shall have no liability to Tenant due to its failure to provide such services.  Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties.  Nothing herein contained shall prevent Landlord, at Landlord’s sole option, from implementing security measures for the Property or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses, and Landlord shall have no liability to Tenant or its agents, employees, contractors and invitees arising out of Landlord’s negligent provision of security measures.  Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Property to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Property.

34.          Easements.  Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not unreasonably interfere with the use of the Premises by Tenant.  Tenant shall sign (or propose reasonable modifications) any of the aforementioned documents within fifteen (15) days after Landlord’s request and Tenant’s failure to do so shall constitute a material default by Tenant.  The obstruction of Tenant’s view, air, or light by any structure erected in the vicinity of the Building, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

35.          Transportation Management.  Tenant shall fully comply at its sole expense with all present or future programs implemented or required by any governmental or quasi-governmental entity, such as but not limited to the 128 Business Council or LEXPRESS, to manage parking, transportation, air pollution, or traffic in and around the Property or the metropolitan area in which the Property is located.

36.          Severability.  The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

37.          Time of Essence.  Time is of the essence with respect to each of the obligations to be performed by Tenant under this Lease.

38.          Definition of Additional Rent.  All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Property Tax increases, shall be deemed to be rent.

39.          Incorporation of Prior Agreements.  This Lease and the attachments listed in Section 1.17 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein.  No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective. Except as otherwise stated in this Lease, Tenant hereby acknowledges that no real estate broker nor Landlord or any employee or agents of any of said persons has made any oral or written warranties or representations to Tenant concerning the condition or use by Tenant of the Premises or the Property or concerning any other matter addressed by this Lease.

40.          Amendments.  This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

41.          Notices.  All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service certified mail, return receipt requested, or (c) by U.S. Postal Service Express Mail, Federal Express or other nationally recognized overnight courier, and shall be deemed sufficiently given if served in a manner specified in this Section 41.  The addresses set forth in Section 1.22 of this Lease shall be the address of each party for notice purposes, provided that in any case a notice permitted or required hereunder, including without limitation any notice to pay rent or quit or similar notice, shall be deemed personally delivered to Tenant on the date the notice is personally delivered to any employee of Tenant at the Premises. Landlord or Tenant may by written notice to the other specify a different address for notice purposes.  A copy of all notices required or permitted to be given to either party hereunder shall be concurrently transmitted to such party or parties at such addresses as such other party may from time to time hereinafter designate by written notice to the other party.  Any notice sent by certified mail, return receipt requested, shall be deemed given three (3) days after deposited with the U.S. Postal Service.  Notices delivered by U.S. Express Mail, Federal Express or other nationally recognized courier shall be deemed given on the date delivered by the carrier or the date delivery is refused at the appropriate party’s address for notice purposes.  If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day.  Nothing contained herein shall be construed to limit Landlord’s right to serve any notice to pay rent or quit or similar notice by any method permitted by applicable law, and any such notice shall be effective if served in accordance with any method permitted by applicable law whether or not the requirements of this Section 41 have been met.

42.          Waivers.  No waiver by Landlord of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Tenant of the same or any other provision. Landlord’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of Landlord’s consent to or approval of any subsequent act by Tenant.  The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.  No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction.  Tenant hereby waives for Tenant and all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease or to otherwise obtain relief from the forfeiture or termination of the Lease.

43.          Covenants. This Lease shall be construed as though Landlord’s covenants contained herein are independent and not dependent and, to the extent permitted by applicable law, Tenant hereby waives the benefit of any statute or other law to the contrary. Tenant agrees that Tenant shall not have any right to terminate this Lease on account of any default or breach by Landlord of its obligations hereunder, and that Tenant’s remedies in the case of such a default or breach shall be limited to an action against Landlord for damages. All provisions of this Lease to be observed or performed by Tenant are both covenants and conditions.

44.          Binding Effect; Choice of Law

Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their heirs, personal representatives, successors and assigns.  This Lease shall be governed by the laws of the state in which the Property is located and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Property is located.

45.          Attorneys’ Fees.  If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment.  The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith.  Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

46.          Auctions.  Tenant shall not conduct, nor permit to be conducted, either voluntarily or involuntarily, any auction upon the Premises or the Common Areas.  The holding of any auction on the Premises or Common Areas in violation of this Section 46 shall constitute a material default hereunder.

47.          Signs.  Tenant shall not place any sign upon the Premises (including on the inside or the outside of the doors or windows of the Premises) or the Building without Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion.  Landlord shall have the right to place any sign it deems appropriate on any portion of the Building or the Property except the interior of the Premises.  Any sign Landlord permits Tenant to place upon the Premises shall be maintained by Tenant, at Tenant’s sole expense.  Landlord shall include Tenant’s name in the Building’s directories (main lobby and third floor elevator lobby) at Landlord’s expense, and the cost of any subsequent modifications thereto shall be paid for by .

48.          Merger.  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates, and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

49.          Quiet Possession.  Provided there is no Event of Default hereunder, and subject to the rights of any lender (and in that regard subject to Section 26), Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

50.          Authority.  Each party represents and warrants to the other that the individual executing and delivering this Lease is duly authorized to execute and deliver this Lease on behalf of said party, that said party is duly authorized to enter into this Lease, and that this Lease is enforceable against said party in accordance with its terms.

51.          Conflict.  Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

52.          Multiple Parties.  If more than one person or entity is named as Tenant herein, the obligations of Tenant shall be the joint and several responsibilities of all persons or entities named herein as Tenant.  Service of a notice in accordance with Section 41 on one Tenant shall be deemed service of notice on all Tenants.

53.          Interpretation.  This Lease shall be interpreted as if it was prepared by both parties and ambiguities shall not be resolved in favor of Tenant because all or a portion of this Lease was prepared by Landlord.  The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease.  As used in this Lease the words tenant and landlord include the plural as well as the singular.  Words used in the neuter gender include the masculine and feminine gender.

54.          Prohibition Against Recording.  Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant.  Either Landlord or Tenant shall have the right to record a notice of this Lease, and the other party shall execute, acknowledge and deliver to the party requesting same for recording any such notice within thirty (30) following request. The form of any such notice shall be reasonably acceptable to counsel for each party.

55.          Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

56.          Rules and Regulations.  Tenant agrees to abide by and conform to the Rules and to cause its employees, suppliers, customers and invitees to so abide and conform.  Landlord shall have the right, from time to time, to modify, amend and enforce the Rules in a non-discriminatory manner. Landlord shall not be responsible to Tenant for the failure of other persons including, but not limited to, other tenants, their agents, employees and invitees to comply with the Rules.

57.          Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Building or the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Building or the Property.

58.          Intentionally Omitted.

59.          Intentionally Omitted.

60.          Attachments.  The items listed in Section 1.21 are a part of this Lease and are incorporated herein by this reference.

61.          Costs Related to Tenant Requests.  To the extent that the proper evaluation of, and/or response to, any request by Tenant reasonably requires professional advice or input, and if Landlord in fact seeks such professional advice, Tenant shall (except as may otherwise be provided in this Lease) reimburse Landlord promptly upon request for the actual and reasonable out-of-pocket costs and expenses incurred by Landlord as a result of any Tenant request, including, for example, legal fees and expenses incurred to review an assignment or subletting request or architectural and engineering fees incurred to review a proposed alteration by Tenant.

62.          Confidentiality.  Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute propriety information of Landlord.  Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Except to the extent required by any applicable statutes, rules, regulations, including, but not limited to, any filings required by the Securities and Exchange Commission, the National Association of Securities Dealers or any regulatory body, or in connection with any legal action or as requested by its auditors, Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion.  It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

63.          Waiver Of Jury Trial.  LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.  LANDLORD AND TENANT ACKNOWLEDGE THAT THEY HAVE CAREFULLY READ AND REVIEWED THIS LEASE AND EACH TERM AND PROVISION CONTAINED HEREIN AND, BY EXECUTION OF THIS LEASE, SHOW THEIR INFORMED AND VOLUNTARY CONSENT THERETO.  THE PARTIES HEREBY AGREE THAT, AT THE TIME THIS LEASE IS EXECUTED, THE TERMS OF THIS LEASE ARE COMMERCIALLY REASONABLE AND EFFECTUATE THE INTENT AND PURPOSE OF LANDLORD AND TENANT WITH RESPECT TO THE PREMISES.  TENANT ACKNOWLEDGES THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO

HAVE THIS LEASE REVIEWED BY ITS LEGAL COUNSEL PRIOR TO ITS EXECUTION. PREPARATION OF THIS LEASE BY LANDLORD OR LANDLORD’S AGENT AND SUBMISSION OF SAME TO TENANT SHALL NOT BE DEEMED AN OFFER BY LANDLORD TO LEASE THE PREMISES TO TENANT OR THE GRANT OF AN OPTION TO TENANT TO LEASE THE PREMISES.  THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

64.          Access To Premises.  Tenant shall have access to the Premises 24 hours a day, 7 days per week, but such access shall always be subject to reasonable rules and regulations from time to time established for the Building by Landlord (and shall be subject to interruption due to causes beyond Landlord’s reasonable control).

Balance of Page Intentionally Left Blank

IN WITNESS WHEREOF, the undersigned have hereunto se their hands and seals as of the date first above written.

LANDLORD

The Realty Associates Fund VI, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund VI LLC,
a Massachusetts limited liability company,
general partner

By:	Realty Associates Advisors LLC, a Delaware
limited liability company, Manager

	By:	Realty Associates Advisors Trust, a
Massachusetts business trust, sole member

	By:	/s/ James P. Raisides
Name: James P. Raisides
Title: Sr. Vice President

By:	Realty Associates Fund VI Texas Corporation,
a Texas corporation, general partner

	By:	/s/ James P. Raisides
Name: James P. Raisides
Title: Sr. Vice President

TENANT:

NITROMED, INC.

By:	/s/ Kenneth M. Bate
Name: Kenneth M. Bate
Title: President and CEO

By:	/s/ James G. Ham, III
Name: James G. Ham, III
Title: Vice President, CFO, Treasurer and Secretary

IF TENANT IS A CORPORATION, TRUST, LIMITED PARTNERSHIP OR LIMITED LIABILITY COMPANY, A SECRETARY’S, CLERK’S, TRUSTEE’S, GENERAL PARTNER’S OR MANAGING MEMBER’S CERTIFICATE OF THE AUTHORITY AND THE INCUMBENCY OF THE PERSON SIGNING ON BEHALF OF TENANT SHALL BE ATTACHED.

EXHIBIT A

LAYOUT PLAN

EXHIBIT A-1

WORK LETTER

45 Hayden Avenue
Lexington MA
 - Nitromed — Work Letter -

February 9, 2007

I. General Requirements

ADA	All architectural and engineering will conform to the requirements of ADAAG. All new construction and renovations shall comply to with the Americans with Disabilities Act.

Building Codes

All new construction and renovations shall be built in full compliance with all city regulation, the city zoning ordinance and state building codes. The contractor shall obtain and pay for all applicable permits including building and occupancy permits.

Substitutions

The information given here is intended to provide minimum quality levels for construction standards. Substitutions will be entertained but must be approved in writing by the owner’s architect and agent

Existing Conditions	Where improvements as planned to modify an existing space, the existing condition shall not fall below the standard described in this document.

Electric Meters	Tenant must connect all power sources to meters supplied by Landlord

II. Doors, Frames & Hardware

Main Tenant
Entrance Doors

Main tenant entrance door shall be 3’-0” wide x 8’-0” high, 1-3/4” thick, rail & stile, natural finished wood door with glass panel and adjacent natural finished wood framed sidelight to match existing. Hardware will include 2 pairs of butt hinges, one lever action lock set, one floor stop & one closer.

Additional Tenant
Entrance Doors

Additional entrance doors will be 3’-0” x 7’-0”, natural finished wood, solid core, 1 3/4” thick, to match existing conditions and finished with two coats clear polyurethane. Door frames will be natural finish wood to match existing. Hardware will include 2 pairs of butt hinges, one lever action lock set, one floor stop, and one closer. Entrance doors will be provided in sufficient quantity to meet local code requirements.

Interior Doors

Interior doors will be 3’-0” x 7’-0”, natural finish wood, solid core, 1 3/4” thick, stained to match existing conditions and finished with two coats of polyurethane. Door frames will be hollow metal (unless otherwise noted) to match existing. Hardware will include 1-1/2 pairs of butt hinges, one lever action passage latch set and one floor stop.

Door finish to match - HALCON Light Beech - BE10S5

Sidelights	All offices will have sidelights. Sidelights will be 2’-0” x 7’-0” with hollow metal frames painted to match door frames.

Door Hardware	All door hardware shall be US26D brushed chrome finish.

All pairs and uneven pairs shall receive concealed manual flush bolts at top and bottom of inactive leaf.

Passage Latch Set:
“Schlage” Series “D” Athens
Model: Passage #D10S

Lock Set:
“Schlage” Series “D” Athens
Model: Lock #D73P

Store Room Lock Set:
“Schlage” Series “D” Athens
Model: Lock #D80PD

Dummy Trim:
“Schlage” Series “D” Athens
Model: #D170

Stops:
“Ives” #436 Floor Stop

Hinges:
“Hagar”
Number pairs per leaf varies, see door descriptions

Door Closures	All closures shall be US26D brushed chrome finish.

Tenant wood doors: LCN 4041

III. Partitions

Note: Partition thicknesses vary. Verify in field.

Typical Partition

Partitions will be 3-5/8” metal studs, 16” o.c. with one layer of 5/8” gypsum board on each side. Partition will extend from floor to 6” above acoustical tile ceiling. (Studs need only extend to 6” above ceiling).

Partitions will be 2-1/2” metal studs, 16” o.c. with one layer of 5/8” gypsum board on each side. Partition will extend from floor to 6” above acoustical tile ceiling. (Studs need only extend to 6” above ceiling).

Demising Partition	Demising partition will be 3-5/8” metal studs, 16” o.c. with one layer of 5/8” type X gypsum board on each side, sound batt insulation. Wall will extend to deck of floor above.

Demising partition will be 2-1/2” metal studs, 16” o.c. with one layer of 5/8” type X gypsum board on each side, sound batt insulation. Wall will extend to deck of floor above.

Covebase	All partitions will have a vinyl base, 4” high, color selection to be from building standard. Straight base at carpet, cove base at VCT. Johnsonite 1/8” vinyl base — Color — 44 — Dark Brown

IV. Ceilings

Tenant Area
Tile and Grid	Shall be 24” x 24” lay-in mineral acoustical tile “Armstrong”, Model 2195, white tile, with angled tegular edge, to match existing, on an exposed 15/16” grid “T” white suspension system.

Ceiling heights will be: 9’-4”

V. Floor

Tenant Area

Carpeting	Tenant will have its choice of “Bigelow” carpeting. All carpet shall be directly glued down and min. 28 oz. (bldg. standard).

Field Carpet - Bigelow - Grid works W024 - color 3779 Wrought Iron - 32 oz. per sq yd
Accent Border - Spectrum III 36 BC112 - color 7979 Ebony - 36 oz. per sq yd

Tile

Shall be 12” x 12”standard vinyl composition to be installed only in kitchen area, mail room and computer server rooms. Tile shall be Armstrong Imperial Texture Standard Excelon — Color —Polar White - 51941 w/ 20% random accent tile Shadow Blue - 51807

VI. Painting and Wallcovering

Painting

All wall surfaces shall receive two coats of “Benjamin Moore” (or equal) pearl finish latex paint. Color selection will be tenant’s discretion with not more than one color per room. All metal door frames shall receive two coats of semi-gloss latex.

VII. Specialties

Window Coverings	Vertical “Laserlite” blinds shall be installed at exterior windows throughout the tenant area. Blinds will be uniform in color throughout the building.

Track: “Laserlite” V-3000, color: clear anodized aluminum

Louvers: 3-1/2” wide perforated PVC, color: to match existing

Signage	Company name in white vinyl lettering, reverse cut. No logos are allowed.

Movable Partition	Movable partition of approximately 16’-3” x 9’high to be provided in split conference room. Hufcor or equal.

VIII. Lighting

Tenant Area

Lighting	“Lightolier” #DPA2G18LP332 or equal. Low brightness, 2’x4’, 18- cell, three tube parabolic fixtures.

“Lightolier” Paralyte #PLA2G9LP3U4OC or equal. Low brightness, 2’x2’, 9- cell, two-tube (“U”) parabolic fixtures.

“Lightolier” or equal fluorescent downlight fixtures to match existing.

IX. Fire Protection

Sprinklers

A complete fire protection sprinkler system using exposed chrome ring, semi-recessed sprinkler heads, manufactured by Reliable, will be provided to protect normal office use. Additional fire protection for special uses will be provided at tenant’s request. Tenant should advise its architect that sprinkler heads have already been installed. Relocation or additional heads will be at tenant’s expense.

Fire Extinguishers	“Larsen’s” or equal semi-recessed fire extinguisher white, full glass cabinets to match existing.

Smoke Detectors	Smoke detectors shall be installed to meet all local, state, & federal codes.

Horn Strobes	Horn Strobes shall be installed to meet all local, state, & federal codes.

Exit Signage	“Cooper” Sure-Lites or equal. Exit signage shall be installed to meet all local, state, & federal codes.

X. Electrical Service

Electrical Outlets	One duplex outlet will be provided for each 100 square feet of usable area. Outlets shall be ivory on ivory in all public spaces, and ivory on ivory in all tenant spaces.

XI. HVAC

HVAC System

A zoned variable air volume HVAC system will be provided including distribution duct work, diffusers, return air grilles and thermostatic controls for a normal office layout. The perimeter boxes in the building are also fan powered induction type with heating hot water coils. Relocation of VAV boxes or creation of additional for specialty areas will not be allowed.

The building is equipped with a “Johnson” pneumatic automatic temperature control system.

If areas such as computer rooms, copier rooms, telephone/network rooms, or cafeterias require special cooling equipment, stand-alone units will be provided at the tenant’s expense.

Zones	Exterior: 12-15’ x 40-60’ (diffusers every other window and approx. 14 zones per floor) Linear diffusers are standard
Corners:	Separate Zones
Interior:	1500-2000 SF (Approx. 12 zones per floor)
Conference Rooms:	Separate zone recommended
Returns & Diffusers	All HVAC returns & diffusers shall match existing. Returns & diffusers shall be 2’x2’. Provide 4’ linear diffusers at exterior window line.

EXHIBIT A-2
Temporary Premises

EXHIBIT B

VERIFICATION LETTER

                      , 200

[Name of Contact]

[Name of Tenant]

RE:          [Name of Tenant]

[Premises Rentable Area and Floor]

Dear [Name of Contact]:

Reference is made to that certain Lease, dated as of            , 200  , between THE REALTY ASSOCIATES FUND VI, L/P/, as Landlord and NitroMed, Inc. as Tenant, with respect to approximately 19,815 square feet of space on the third floor of 45-55 Hayden Avenue, Lexington, Massachusetts. In accordance with Section 3.1 of the Lease, this is to confirm that the Commencement Date of the Term of such Lease occurred on            , and that the Term of such Lease shall expire on            , 200  , subject to Tenant’s Option to Extend set forth in Section 27 of the Lease. If the foregoing is in accordance with your understanding, would you kindly execute this letter in the space provided below, and return the same to us for execution by Landlord, whereupon it will become a binding agreement between us.

Very truly yours,

By:
Name:
Title:

Accepted and Agreed:

[Name of Tenant]

By:
Name:
Title:
Date:

EXHIBIT C

RULES AND REGULATIONS

GENERAL RULES

Tenant shall faithfully observe and comply with the following Rules and Regulations. In the event of any irreconcilable conflict between these Rules and Regulations, on the one hand, and the Lease, on the other, the terms and conditions of the Lease shall prevail and control.

1.             Tenant shall not alter any locks or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.  Tenant shall bear the cost of any lock changes or repairs required by Tenant. Keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2.             All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

3.             Landlord reserves the right to close and keep locked all entrance and exit doors of the Building except during the Building’s normal hours of business as defined in Section 11.4 of the Lease.  Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business of the Building.  Tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign the Building register.  Access to the Building or the Property may be refused unless the person seeking access has proper identification or has a previously received authorization for access to the Building or the Property.  Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building or the Property of any person.  In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent or limit access to the Building or the Property during the continuance thereof by any means it deems appropriate for the safety and protection of life and property, subject to the applicable provisions of this Lease.

4.             Landlord reserves the right, in Landlord’s commercially reasonable discretion, to close or limit access to the Building, the Property and/or the Premises, from time to time, due to the failure of utilities, due to damage to the Building, the Property and/or the Premises, to ensure the safety of persons or property or due to government order or directive, and Tenant agrees to comply with any such decision by Landlord.  If Landlord closes or limits access to the Building, the Property and/or the Premises for the reasons described above, Landlord’s actions shall not constitute a breach of the Lease.

5.             No furniture, freight or equipment of any kind shall be brought into the Building without Landlord’s prior authorization, which shall not be unreasonably withheld, delayed or conditioned.  All moving activity into or out of the Building shall be scheduled with Landlord and done only at such time and in such manner as Landlord reasonably designates.  Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building and also the times and manner of moving the same in and out of the Building.  Safes and other heavy objects shall, if considered reasonably necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight, and Tenant shall be solely responsible for the cost of installing all supports.  Except as may be expressly provided in the Lease, (i) Landlord will not be responsible for loss of or damage to any such safe or property in any case, and (ii) any damage to any part of the Building or the Property, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility and expense of Tenant.

6.             The requirements of Tenant will be attended to only upon application at the management office for the Building or at such office location designated by Landlord.  Tenant shall not ask employees of Landlord to do anything outside their regular duties without special authorization from Landlord.

7.             Tenant shall not disturb, solicit, or canvass any occupant of the Building and shall cooperate with Landlord and its agents to prevent the same.  Tenant, its employees and agents shall not loiter in or on the entrances, corridors, sidewalks, lobbies, halls, stairways, elevators, or any Common Areas for the purpose of smoking tobacco products or for any other purpose, nor in any way obstruct such areas, and shall use them only as a means of ingress and egress for the Premises.  Smoking shall not be permitted in the Common Areas.

8.             The toilet rooms, urinals and wash bowls shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein.  The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

9.             Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines other than fractional horsepower office machines shall be installed, maintained or operated upon the Premises without the written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed.  All vendors or other persons visiting the Premises shall be subject to the reasonable control of Landlord.  Tenant shall not permit its vendors or other persons visiting the Premises to solicit other tenants of the Building.

10.           Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material.  Tenant shall not bring into or keep within the Premises or the Building any animals, birds, bicycles or other vehicles.

11.           Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors, or vibrations, or to otherwise interfere in any way with the use of the Building or the Property by other tenants.

12.           No cooking shall be done or permitted on the Premises, nor shall the Premises be used for the storage of merchandise, for loading or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ Laboratory approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages for employees and visitors of Tenant, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations; and provided further that such cooking does not result in odors escaping from the Premises.

13.           Landlord shall have the right to reasonably approve where and how telephone wires are to be introduced to the Premises.  No boring or cutting for wires shall be allowed without the consent of Landlord as provided in Section 7.3 of the Lease. The location of telephone call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.  Tenant shall not mark, drive nails or screws, or drill into the partitions, woodwork or plaster contained in the Premises or in any way deface the Premises or any part thereof without Landlord’s prior written consent.  Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building.  Tenant shall not interfere with broadcasting or reception from or in the Building or elsewhere.

14.           Landlord reserves the right to exclude or expel from the Property any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

15.           Tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system, and shall refrain from attempting to adjust any controls.  Tenant shall not without the prior written consent of Landlord use any method of heating or air conditioning other than that supplied by Landlord.  Tenant shall not use electric fans or space heaters in the Premises.

16.           Tenant shall store all its trash and garbage within the interior of the Premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash from the Building without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

17.           Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

18.           No awnings or other projection shall be attached to the outside walls or windows of the Building by Tenant.  No curtains, blinds, shades or screens shall be attached to or hung in any window or door of the Premises without the prior written consent of Landlord.  Landlord shall have the right to require Tenant to use Landlord’s standard curtains or window coverings. Tenant shall not place any signs in the windows of the Premises or the Building.  All electrical ceiling fixtures hung in the Premises must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord.  Tenant shall abide by Landlord’s reasonable regulations concerning the opening and closing of window coverings which are attached to the windows in the Premises.  The skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the window sills.

19.           Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises unless otherwise agreed to in writing by Landlord.   Landlord shall not be obligated to notify Tenant of the times at which the janitorial staff will enter the Premises, and Tenant hereby authorizes the janitorial staff to enter the Premises at reasonable times, without notice.  Janitor service shall include ordinary dusting and cleaning by the janitor assigned to such work and shall not include cleaning of carpets or rugs, except normal vacuuming, or moving of furniture and other special services. Window cleaning shall be done only by Landlord at reasonable intervals and as Landlord deems necessary.

20.           Tenant acknowledges that the local fire department has previously required Landlord to participate in a fire and emergency preparedness program or may require Landlord and/or Tenant to participate in such a program in the future.  Tenant agrees to take all actions necessary to comply with the requirements of such a program including, but not limited to, designating certain employees as “fire wardens” and requiring them to attend any necessary classes and meetings and to perform any required functions.

PARKING RULES

1.             Parking areas shall be used only for parking by vehicles no longer than full size, passenger automobiles or minivans.  Tenant and its employees shall park automobiles within the lines of the parking spaces.

2.             Tenant shall not permit or allow any vehicles that belong to or are controlled by Tenant or Tenant’s employees, suppliers, shippers, customers, or invitees to be loaded, unloaded, or parked in areas other than those designated by Landlord for such activities.  Users of the parking area will obey all posted signs and park only in the areas designated for vehicle parking.

3.             Parking stickers, parking cards and other identification devices shall be the property of Landlord and shall be returned to Landlord by the holder thereof upon termination of the holder’s parking privileges.  Landlord may require Tenant and each of its employees to give Landlord a deposit when a parking card or other parking device is issued.  Landlord shall not be obligated to return the deposit unless and until the parking card or other device is returned to Landlord.  Tenant will pay such replacement charges as is reasonably established by Landlord for the loss of such devices.  Loss or theft of parking identification stickers or devices from automobiles must be reported to the parking operator immediately.  Any parking identification stickers or devices reported lost or stolen found on any unauthorized car will be confiscated and the illegal holder will be subject to prosecution.

4.             Landlord reserves the right to relocate all or a part of parking spaces within the parking area, and to allocate them between compact and standard size and tandem spaces, as long as the same complies with the terms of the Lease and with applicable laws, ordinances and regulations.

5.             Unless otherwise instructed, every person using the parking area is required to park and lock his own vehicle.  Landlord will not be responsible for any damage to vehicles, injury to persons or loss of property, all of which risks are assumed by the party using the parking area.

6.             Validation of visitor parking, if established, will be permissible only by such method or methods as Landlord may establish at rates determined by Landlord, in Landlord’s sole discretion.  Only persons visiting Tenant at the Premises shall be permitted by Tenant to use the Property’s visitor parking facilities.

7.             The maintenance, washing, waxing or cleaning of vehicles in the parking spaces or Common Areas is prohibited.

8.             Tenant shall be responsible for seeing that all of its employees, agents and invitees comply with the applicable parking rules, regulations, laws and agreements.  Parking area managers or attendants, if any, are not authorized to make or allow any exceptions to these Parking Rules and Regulations.  Landlord reserves the right to terminate parking rights for any person or entity that willfully fails or refuses to comply with these rules and regulations, provided that (except in circumstances where safety of persons or property is reasonably likely to be jeopardized) Landlord shall have given Tenant notice thereof and such failure or refusal is not corrected to the Landlord’s reasonable satisfaction within ten (10) days.

9.             Every driver is required to park his own car. Tenant agrees that all responsibility for damage to cars or the theft of or from cars is assumed by the driver, and further agrees that Tenant will hold Landlord harmless for any such damages or theft.

10.           Any vehicle parked by Tenant, its employees, contractors or visitors in a reserved parking space or in any area of the parking area that is not designated for the parking of such a vehicle may, at Landlord’s option, and without notice or demand, be towed away by any towing company selected by Landlord, and the cost of such towing shall be paid for by Tenant.

11.           At Landlord’s request, Tenant shall provide Landlord with a list which includes the name of each person using the parking facilities based on Tenant’s parking rights under this Lease and the license plate number of the vehicle being used by that person. Tenant shall provide Landlord with an updated list semi-annually or as Landlord may otherwise request.

Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s reasonable judgment may from time to time be necessary for the management, safety, care and cleanliness of the Property, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein.  Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Property.  Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

EXHIBIT D

CLEANING SPECIFICATIONS

Janitorial vendor will perform daily, weekly, and monthly services at 45-55 Hayden Ave. Lexington, MA.  The services are the following:

Cleaning will begin at 6:00pm each evening.  Monday through Friday.  The contractor shall not provide cleaning during holidays unless otherwise requested, if cleaning is requested on a holiday Monday through Friday, cleaning services shall be provided at an additional cost.

Janitorial company to provide all equipment and material necessary to perform all cleaning.

Services will also include one full-time Day Porter.

All cleaners and supervisors shall be provided with proper identification (uniforms and name tags)

Contractor shall have a full time Manager on location nightly, and identified as Manager.

Cleaners shall be restricted to the assigned areas, keep tenant doors locked and familiar with the security systems.

Janitorial Manager quality control audit tour of common area & tenants areas performed once per month during normal business hours.  The inspections of tenant space also allows each tenant the option to discuss deficiencies or concerns.

Lobbies & Common Areas (Nightly):

Daily:

•      Vacuum clean all carpet floor surfaces, including entry mats.  Inspect for stains and remove where possible.

•      thoroughly sweep and damp mop all hard surface floors

•      empty all waste receptacles and replace liners (to be supplied by customer)

•      remove dust from all horizontal surfaces, furniture, window ledges, radiators, coat racks, artificial plants, paintings and other wall decorations using chemically treated cloths

•      completely wipe all furniture

•      spot clean doors and walls, especially around door frames and light switches

•      spot clean all glass

Weekly:

•      spray-buff or hi-speed burnish all hard surface floors

•      completely wash all glass

•      vacuum carpet edges

Monthly:

•      vacuum all upholstered furniture

•      render all dusting of accessible surfaces not reached by daily cleaning

Quarterly:

•      dust all ceiling vents

General Office Areas:

Daily:

•      empty all waste receptacles and replace liners (to be supplied by customer)

•      empty all Hayden Recycles receptacles when 3/4 full to recycle container at loading doc.

•      spot clean all glass doors, partitions and glass walls that may exist

•      spot vacuum all carpeting

•      thoroughly sweep and damp mop all hard surface floors

Weekly:

•      remove dust from all furniture, window ledges, radiators, etc.

•      spot clean doors and walls especially around door frames and light switches

•      completely wash all glass doors, partitions and glass walls that may exist

•      thoroughly vacuum all carpeting

•      spot clean all carpeting

Monthly:

•      render all dusting of accessible surfaces not reached by daily cleaning

•      spray-buff or hi-speed burnish all hard surface floors

Quarterly:

•      dust all ceiling vents

Cafeteria:

Daily:

•      pull all trash and replace liners (to be provided by customer)

•      wipe down all trash containers

•      remove dust from all furniture, window ledges, radiators, coat racks, artificial plants, paintings and other wall decorations

•      clean and polish all tables, chairs and arrange in an orderly fashion

•      spot clean doors and walls especially around and behind trash receptacles

•      thoroughly vacuum and spot clean all carpeting

•      thoroughly dry mop and damp mop all hard surface floors

2

Monthly:

•      spray-buff or hi-speed burnish all hard surface flooring

Quarterly:

•      vacuum all ceiling vents

General Items

1.               Any damages internally or externally to the building will be reported to Jones Lang LaSalle (781) 778-2563 (i.e. defective locks, plumbing etc.)

2.               All trash will be removed from the building nightly.

3.               At the end of each evening, all lights will be extinguished and doors secured.

3